UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934 (AMENDMENT NO      )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12

FREEPORT-McMoRan COPPER & GOLD INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

PRELIMINARY PROXY MATERIALS
AS OF MARCH 11, 2003

Notice of Annual Meeting of Stockholders

May 1, 2003

March __, 2003

Date:	Thursday, May 1, 2003

Time:	1:00 p.m., Eastern Time

Place:	Hotel du Pont 11th and Market Streets Wilmington, Delaware

Purpose:	•	To elect three directors

	•	To ratify the appointment of our independent auditors

	•	To vote on the proposal to amend our certificate of incorporation to provide for the annual election of directors
	•	To vote on a new stock incentive plan

	•	To vote on two stockholder proposals, if presented at the meeting, and

	•	To transact such other business as may properly come before the meeting.

Record Date:	Close of business on March 7, 2003

     Your vote is important. Whether or not you plan to attend the meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope. Your cooperation will be appreciated.

By Order of the Board of Directors.

William H. Hines Secretary

Information about Attending the Annual Meeting

If you plan to attend the meeting, please bring the following:

1.	Proper identification.

2.	Acceptable Proof of Ownership if your shares are held in “Street Name.”

Street Name means your shares are held of record by brokers, banks or other institutions.

Acceptable Proof of Ownership is (a) a letter from your broker stating that you owned Freeport-McMoRan Copper & Gold Inc. stock on the record date or (b) an account statement showing that you owned Freeport-McMoRan Copper & Gold Inc. stock on the record date.

Only stockholders of record on the record date may attend or vote at the annual meeting.

Post-Meeting Report of the Annual Meeting

A post-meeting report summarizing the proceedings of the meeting will be available on our Internet web site (www.fcx.com) within 10 days following the meeting. A copy of the report will be mailed at no charge to any stockholder requesting it.

FREEPORT-McMoRan COPPER & GOLD INC.
1615 Poydras Street
New Orleans, Louisiana 70112

     The 2002 Annual Report to Stockholders, including financial statements, is being mailed to stockholders together with these proxy materials on or about March _____, 2003.

     This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Freeport-McMoRan Copper & Gold Inc. for use at our Annual Meeting of Stockholders to be held on May 1, 2003, and at any adjournments (the meeting).

Who Can Vote

     If you held any Company Stock on the record date then you will be entitled to vote at the meeting. Company Stock refers to our common stock and preferred stock described below. Our preferred stock is represented by depositary shares, each of which represents a fraction of a share of our preferred stock.

     Common Stock Outstanding on Record Date

No. of Shares
Name of Security	Outstanding

Class B Common Stock	145,384,255

     Preferred Stock Outstanding on Record Date

	No. of Depositary
Name of Security	Shares Outstanding

Step-Up Convertible Preferred Stock	13,999,600	*
Gold-Denominated Preferred Stock	6,000,000	*
Gold-Denominated Preferred Stock, Series II	4,305,580	*
Silver-Denominated Preferred Stock	4,760,000	**

*	Each depositary share represents 0.05 shares of our preferred stock.

**	Each depositary share represents 0.0125 shares of our preferred stock.

Voting Rights

     Each share of Company Stock that you hold entitles you to one vote on all matters on which holders of such stock are entitled to vote. In general, holders of common stock may vote on all matters and holders of depositary shares may only vote for directors. As a holder of depositary shares, you vote by instructing the depositary how to vote the preferred stock represented by your depositary shares. Inspectors of election will count votes cast at the meeting.

     Our directors are elected by a plurality of shares voted, with the holders of our common stock and preferred stock voting together as a single class. All other matters require the affirmative vote of the holders of a majority of our common stock present at the meeting, except as otherwise provided by statute, our certificate of incorporation or our by-laws.

     Brokers holding shares of record for customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. When brokers do not receive voting instructions from their customers, they notify the company on the proxy form that they lack voting authority. The votes that could have been cast on the matter in question by brokers who did not receive voting instructions are called “broker non-votes.”

     Abstentions and broker non-votes will have no effect on the election of directors. Abstentions as to all other matters to come before the meeting will be counted as votes against those matters. Broker non-votes as to all other matters will not be counted as votes for or against and will not be included in calculating the number of votes necessary for approval of those matters.

Quorum

     A quorum at the meeting is a majority of the Company Stock entitled to vote, present in person or represented by proxy. The persons whom we appoint to act as inspectors of election will determine whether a quorum exists. Shares of Company Stock represented by properly executed and returned proxies will be treated as present. Shares of Company Stock present at the meeting that abstain from voting or that are the subject of broker non-votes will be counted as present for purposes of determining a quorum.

How Your Proxy Will Be Voted

     The board of directors is soliciting a proxy in the enclosed form to provide you with an opportunity to vote on all matters scheduled to come before the meeting, whether or not you attend in person.

     Granting Your Proxy. If you properly execute and return a proxy in the enclosed form, your stock will be voted as you specify. If you make no specifications, your proxy representing

     (1)        our common stock will be voted:

•	in favor of the proposed director nominees

•	for the ratification of the appointment of the independent auditors

•	for the amendment of our certificate of incorporation to provide for the annual election of directors

•	for the adoption of the 2003 Stock Incentive Plan

•	against the stockholder proposals, if presented at the meeting, and

     (2)        our preferred stock will be voted in favor of the proposed director nominees.

     We expect no matters to be presented for action at the meeting other than the items described in this proxy statement. The enclosed proxy will, however, confer discretionary authority with respect to any other matter that may properly come before the meeting. The persons named as proxies in the enclosed proxy intend to vote in accordance with their judgment on any other matters that may properly come before the meeting.

     Revoking Your Proxy. If you submit a proxy, you may subsequently revoke it or submit a revised proxy at any time before it is voted. You may also attend the meeting in person and vote by ballot, which would cancel any proxy that you previously submitted. If you attend the meeting and hold your stock in street name, then you must have a proxy from your broker in order to vote at the meeting.

Proxy Solicitation

     We will pay all expenses of soliciting proxies for the meeting. In addition to solicitations by mail, arrangements have been made for brokers and nominees to send proxy materials to their principals, and we will reimburse them for their reasonable expenses. We have retained Georgeson Shareholder Communications Inc., 17 State Street, New York, New York, to assist with the solicitation of proxies from brokers and nominees. It is estimated that the fees for Georgeson’s services will be $8,500 plus its reasonable out-of-pocket expenses. We may have our employees or other representatives, who will receive no compensation for their services, solicit proxies by telephone, telecopy, personal interview or other means.

Stockholder Proposals

     If you want us to consider including a proposal in next year’s proxy statement, you must deliver it in writing to our Corporate Secretary, Freeport-McMoRan Copper & Gold Inc., 1615 Poydras St., New Orleans, Louisiana 70112 by November ____, 2003.

     If you want to present a proposal at next year’s annual meeting but do not wish to have it included in our proxy statement, you must submit it in writing to our Corporate Secretary, at the above address, by January 2, 2004, in accordance with the specific procedural requirements in our by-laws. If you would like a copy of these procedures, please contact our Corporate Secretary. Failure to comply with our by-law procedures and deadlines may preclude presentation of the matter at the meeting.

Board Structure

     Our board of directors has primary responsibility for directing the management of our business and affairs. Our board held seven meetings during 2002. Under current board practices, non-employee directors meet in executive session at the end of each regular quarterly board meeting. Our board currently consists of 13 members.

     To provide for effective direction and management of our business, our board has established an audit committee, a corporate personnel committee, a nominating and corporate governance committee and a public policy committee.

Audit			Meetings
Committee Members	Functions of the Committee		in 2002

Robert A. Day, Chairman Gerald J. Ford H. Devon Graham, Jr.	•	please refer to the Audit Committee Report	7

Corporate Personnel			Meetings
Committee Members	Functions of the Committee		in 2002

H. Devon Graham, Jr., Chairman Robert J. Allison, Jr. Bobby Lee Lackey J. Taylor Wharton	•	please refer to the Corporate Personnel Committee Report on Executive Compensation	3

Nominating and Corporate Governance			Meetings
Committee Members	Functions of the Committee		in 2002

Robert J. Allison, Jr., Chairman Robert A. Day	•	nominates individuals to stand for election as directors	2
	•	considers recommendations by our stockholders of potential nominees for election as directors

	•	makes recommendations to our board concerning the structure of our board and corporate governance matters

Upon written request, our Corporate Secretary will furnish information concerning the procedures required to be followed by a stockholder who wishes to recommend to our nominating and corporate governance committee potential nominees for election as directors.

Public Policy			Meetings
Committee Members	Functions of the Committee		in 2002

J. Taylor Wharton, Chairman Robert J. Allison, Jr. R. Leigh Clifford Oscar Y. L. Groeneveld J. Bennett Johnston Bobby Lee Lackey Gabrielle K. McDonald B. M. Rankin, Jr. J. Stapleton Roy	• • •	oversees our compliance programs relating to our social, employment and human rights policies oversees our governmental and community relationships and information programs oversees our charitable and philanthropic contributions	3

     During 2002, each of our directors, except Mr. Ford, attended at least 75% of the aggregate number of meetings of our board and board committees on which he or she served.

Election of Directors

     Our board of directors has fixed the number of directors at thirteen. In addition, our board consists of three classes, each of which serves for three years, with one class being elected each year. If the proposal to amend our certificate of incorporation to provide for the annual election of directors receives the requisite approval at the meeting, directors elected at the 2004 annual meeting of stockholders and thereafter will serve one-year terms. See “Proposal to Amend our Certificate of Incorporation to Provide for the Annual Election of Directors.”

     Pursuant to an agreement (Rio Tinto Agreement) among the company, Rio Tinto plc (Rio Tinto), a worldwide minerals mining and processing company, and certain of Rio Tinto’s affiliates, Rio Tinto has the right to submit for nomination for election by our stockholders the percentage of directors, rounded to the nearest whole number, that is proportionately equal to the Rio Tinto affiliates’ aggregate percentage ownership of all of our outstanding common stock. As of the record date, Rio Tinto International Holdings Limited, a Rio Tinto affiliate, owned 23,931,100 shares of our Class B common stock, or 16.5% of our outstanding common stock. In the Rio Tinto Agreement, we agreed to include Rio Tinto’s nominees with the directors nominated by our board and to refrain from taking any action that may hinder the election of Rio Tinto’s nominees. Messrs. Clifford and Groeneveld are the directors selected by Rio Tinto.

     This table shows the members of the different classes of our board and the expiration of their terms.

Class	Expiration of Term	Class Members

Class I	2005 Annual Meeting of Stockholders	Robert A. Day
H. Devon Graham, Jr.
Bobby Lee Lackey
Gabrielle K. McDonald

Class II	2003 Annual Meeting of Stockholders	Gerald J. Ford
Oscar Y. L. Groeneveld
J. Bennett Johnston

Class III	2004 Annual Meeting of Stockholders	Robert J. Allison, Jr.
R. Leigh Clifford
James R. Moffett
B. M. Rankin, Jr.
J. Stapleton Roy
J. Taylor Wharton

     Our board has nominated each of the Class II directors named above for an additional three-year term. The persons named as proxies in the enclosed form of proxy intend to vote your proxy for the re-election of the Class II directors, unless otherwise directed. If, contrary to our expectations, a nominee should become unavailable for any reason, your proxy will be voted for a substitute nominee designated by our board, unless otherwise directed.

Information About Nominees and Directors

     The table below provides certain information as of February 19, 2003 with respect to each director nominee and each other director. Former directors Steven J. Green and Robert W. Bruce III recently resigned from the board because of time commitments to other endeavors. Unless otherwise indicated, each person has been engaged in the principal occupation shown for the past five years.

			Year First
Name of Nominee		Principal Occupations, Other Public Directorships	Elected a
or Director	Age	and Positions with the Company	Director

Robert J. Allison, Jr.	64	Chairman of the Board of Anadarko Petroleum Corporation. Chief Executive Officer of Anadarko Petroleum Corporation from 1979 to 2002.	2001

R. Leigh Clifford	55	Director and Chief Executive of Rio Tinto plc and Rio Tinto Limited, a worldwide mining and smelting group. Director of the Company from September 1995 to August 1997.	2000

Robert A. Day	59	Chairman of the Board and Chief Executive Officer of TCW Group Inc., an investment management company. Chairman, President and Chief Executive Officer of W. M. Keck Foundation, a national philanthropic organization. Director of Fisher Scientific International Inc., Syntroleum Corporation and McMoRan Exploration Co. (McMoRan)	1995

Gerald J. Ford	58	Chairman of the Board of Liberté Investors Inc. Former Chairman of the Board and Chief Executive Officer of California Federal Bank, A Federal Savings Bank, which merged with Citigroup Inc. in November 2002. Director of McMoRan.	2000

H. Devon Graham, Jr.	68	President of R.E. Smith Interests, an asset management company.	2000

Oscar Y. L. Groeneveld	49	Chief executive of the Rio Tinto Copper group and a director of Rio Tinto plc and Rio Tinto Limited. Head of Technology of Rio Tinto until 1999. Group Mining Executive of Rio Tinto until 1997. Commissioner of PT Freeport Indonesia, our principal operating subsidiary, since 1999.	1999

J. Bennett Johnston	70	Chairman of Johnston & Associates, LLC, a legal and business consulting firm. Chairman of Johnston Development Co. LLC, a project development firm. United States Senator until 1997. Director of ChevronTexaco Corporation.	1997

Bobby Lee Lackey	65	Consultant. President and Chief Executive Officer of McManus-Wyatt-Hidalgo Produce Marketing Co., shipper of fruits and vegetables, until 2000.	1995

Gabrielle K. McDonald	60	Judge, Iran-United States Claims Tribunal, The Hague, The Netherlands since November 2001. Special Counsel on Human Rights to the Chairman of the Board of the Company since 1999. Judge, International Criminal Tribunal for the Former Yugoslavia from 1993 until 1999. Director of McMoRan.	1995

			Year First
Name of Nominee		Principal Occupations, Other Public Directorships	Elected a
or Director	Age	and Positions with the Company	Director

James R. Moffett	64	Chairman of the Board and Chief Executive Officer of the Company. President Commissioner of PT Freeport Indonesia. Co-Chairman of the Board of McMoRan. Co-Chairman of the Board of McMoRan Oil & Gas and of Freeport-McMoRan Sulphur, predecessors of McMoRan, until 1998.	1992

B. M. Rankin, Jr.	73	Vice Chairman of the Board of the Company since January 2001. Private investor. Vice Chairman of the Board of McMoRan.	1995

J. Stapleton Roy	67	Managing Director of Kissinger Associates, Inc., international consultants and consultants to the Company, since January 2001. Assistant Secretary of State for Intelligence and Research from November 1999 until December 2000. United States Ambassador to Indonesia from 1996 until 1999. Director of ConocoPhillips.	2001

J. Taylor Wharton	64	Special Assistant to the President for Patient Affairs, Professor, Gynecologic Oncology, The University of Texas M. D. Anderson Cancer Center. Director of McMoRan.	1995

Director Compensation

Cash Compensation

     Each non-employee director receives (a) an annual fee of $25,000 for serving on our board, (b) a fee of $1,000 for attending each board committee meeting and (c) an annual fee of $2,000 for each board committee of which a director is the chairperson. Each director receives a fee of $1,000 for attendance at each board meeting and reimbursement for reasonable out-of-pocket expenses incurred in attending our board and committee meetings.

Retirement Plan for Non-Employee Directors

     We have a retirement plan for the benefit of our non-employee directors who reach age 65. Under the retirement plan, an eligible director will be entitled to an annual benefit equal to a percentage of the standard portion of our annual directors’ fee at the time of his or her retirement. The percentage, which is at least 50% but not greater than 100%, will depend on the number of years the retiree served as a non-employee director for us or our predecessors. The benefit is payable from the date of retirement until the retiree’s death. Each eligible director who was also a director of Freeport-McMoRan Inc., our former parent, and who did not retire from that board of directors, will receive upon retirement from our board, an additional annual benefit of $20,000, which is also payable from the date of retirement until the retiree’s death.

Stock Option Plan for Non-Employee Directors

     Each non-employee director is eligible for a grant of options and stock appreciation rights under our 1995 Stock Option Plan for Non-Employee Directors. On August 1 of each year through 2003, each eligible director is granted a non-qualified option to purchase 10,000 shares of our Class B common stock and 6,556 stock appreciation rights at 100% of the fair market value of the shares on the date of grant. The options and stock appreciation rights granted under this plan vest over a four-year period and expire ten years after the date of grant. The stock appreciation rights are intended to compensate the director for any federal income tax liabilities incurred as a result of the option and stock appreciation right exercises.

     Accordingly, on August 1, 2002, each non-employee director was granted an option to purchase 10,000 shares of our Class B common stock and 6,556 stock appreciation rights at a grant price of $15.195.

Matching Gifts Program

     The Freeport-McMoRan Foundation (the Foundation) administers a matching gifts program that is available to our directors, officers, employees, full-time consultants and retirees. Under the program, the Foundation will match a participant’s gifts to eligible institutions, including educational institutions, educational associations, educational funds, cultural institutions, social service community organizations, hospital organizations and environmental organizations. The Foundation provides the gifts directly to the institution. The Foundation double matches gifts by a director not in excess of $1,000 and gifts by any other participant not in excess of $500. The annual amount of our matching gifts for any director may not exceed $40,000, and generally for any other participant may not exceed $20,000. The matching gifts made by the Foundation in 2002 for each of the participating directors were as follows: $40,000 for Mr. Allison, $30,000 for Mr. Day, $11,300 for Mr. Lackey; $6,000 for Ms. McDonald, $40,000 for Mr. Moffett; $31,337 for Mr. Rankin; $13,100 for Mr. Roy; and $5,000 for Dr. Wharton.

Stock Ownership of Directors and Executive Officers

     Except as otherwise indicated below, this table shows the amount of our Class B common stock each of our directors and named officers owned on February 19, 2003. Unless otherwise indicated, the persons shown below do not beneficially own any of our preferred stock. Unless otherwise indicated, all shares shown are held with sole voting and investment power and include, if applicable, shares held in our Employee Capital Accumulation Program (ECAP).

		Number of Shares	Total Number of
	Number of Shares	Subject to	Shares	Percent
Name of	Not Subject to	Exercisable	Beneficially	of
Beneficial Owner	Options	Options (1)	Owned	Class

Richard C. Adkerson (2)	257,107	2,280,756	2,537,863	1.7%
Robert J. Allison, Jr.	5,000	2,500	7,500	*
R. Leigh Clifford (3)	23,931,100	7,500	23,938,600	16.5%
Robert A. Day (4)	187,565	76,869	264,434	*
Gerald J. Ford	10,000	7,500	17,500	*
H. Devon Graham, Jr.	2,000	7,500	9,500	*
Oscar Y. L. Groeneveld (3)	23,931,100	7,500	23,938,600	16.5%
J. Bennett Johnston	700	35,000	35,700	*
Bobby Lee Lackey	921	69,369	70,290	*
Adrianto Machribie	—	333,888	333,888	*
Gabrielle K. McDonald	1,538	69,443	70,981	*
James R. Moffett (5)	604,912	3,854,653	4,459,565	3.0%
B. M. Rankin, Jr. (6)	674,067	76,869	750,936	*
J. Stapleton Roy	4,000	2,500	6,500	*
J. Taylor Wharton (7)	43,234	76,869	120,103	*
Directors and executive officers as a group (15 persons)	25,722,144	6,908,716	32,630,860	21.4%

*	Ownership is less than 1%

(1)	Class B common stock that could be acquired as of April 20, 2003, upon the exercise of options granted pursuant to our stock option plans.

(2)	Includes (a) 8,777 shares of our Class B common stock held in his IRA and (b) 10,000 shares of our Class B common stock held in a foundation with respect to which Mr. Adkerson, as a member of the board of trustees, shares voting and investment power, but as to which he disclaims beneficial ownership.

(3)	The Class B common stock listed is held by a Rio Tinto affiliate. Both Messrs. Clifford and Groeneveld are executive directors of Rio Tinto. Messrs. Clifford and Groeneveld share voting and investment power with respect to these shares, but Messrs. Clifford and Groeneveld disclaim beneficial ownership. Messrs. Clifford and Groeneveld have also assigned the benefits of their options to the Rio Tinto affiliate.

(4)	Includes 97,350 shares of our Class B common stock held in accounts and funds managed by affiliates of a corporation of which Mr. Day, as the chief executive officer, shares voting and investment power but as to which he disclaims beneficial ownership.

(5)	Includes (a) 533,024 shares of our Class B common stock held by a limited liability company with respect to which Mr. Moffett, as a member, shares voting and investment power and (b) 52,000 shares of our Class B common stock held by a foundation with respect to which Mr. Moffett, as president and a director, shares voting and investment power, but as to which he disclaims beneficial ownership.

(6)	Includes (a) 6,680 shares of our Class B common stock that may be acquired upon the conversion of our Step-Up Convertible Preferred Stock and (b) 667,387 shares of our Class B common stock held by a limited partnership in which Mr. Rankin is the sole shareholder of the sole general partner.

(7)	Includes (a) 26,937 shares of our Class B common stock held by Mr. Wharton’s spouse, (b) 160 shares of our Class B common stock held in an IRA for Mr. Wharton’s spouse, (c) 420 shares of our Class B common stock held in his IRA, and (d) 5,089 shares of our Class B common stock held by Mr. Wharton as custodian for his daughters.

Stock Ownership of Certain Beneficial Owners

     This table shows the owners of more than 5% of our outstanding Class B common stock based on filings with the Securities and Exchange Commission (the SEC). Unless otherwise indicated, all information is presented as of December 31, 2002, and all shares beneficially owned are held with sole voting and investment power.

			Percent of
	Number of Shares		Outstanding
Name and Address of Person	Beneficially Owned		Shares

FMR Corp.	22,477,881	(1)	14.9%
82 Devonshire Street
Boston, Massachusetts 02109

Prudential Financial, Inc.	8,789,101	(2)	6.1%
751 Broad Street
Newark, New Jersey 07102

Putnam, LLC	10,128,398	(3)	6.8%
One Post Office Square
Boston, Massachusetts 02109

Rio Tinto International Holdings Limited	23,931,100	(4)	16.5%
6 St. James’s Square
London SW1Y4LD
England

(1)	Based on a Schedule 13G filed with the SEC on February 13, 2003, FMR Corp. has no voting power with respect to 20,943,075 of these shares. The total number of shares beneficially owned includes 5,523,073 shares of Class B common stock issuable upon conversion of $78,980,000 principal amount of our 8 1/4% convertible senior notes.

(2)	Based on a Schedule 13G filed with the SEC on February 11, 2003, Prudential Financial, Inc., the parent of The Prudential Insurance Company of America, Jennison Associates LLC and other affiliated entities, share voting and investment power with respect to 6,654,814 of these shares, but disclaims beneficial ownership. Jennison Associates LLC filed its own Schedule 13G with the SEC on February 13, 2003, indicating beneficial ownership of 8,493,800 shares. Jennison Associates LLC shares investment power with respect to all shares shown therein, but disclaims beneficial ownership. The address of Jennison Associates LLC is 466 Lexington Avenue, New York, New York, 10017.

(3)	Based on a Schedule 13G filed with the SEC on February 14, 2003, Putnam, LLC shares voting power with respect to 666,223 of these shares and shares investment power with respect to all shares shown, but disclaims beneficial ownership of all shares shown.

(4)	Based on a Schedule 13D filed with the SEC on February 12, 2003, Rio Tinto International Holdings Limited, a subsidiary of Rio Tinto plc, shares with Rio Tinto plc voting and investment power with respect to all shares shown.

Executive Officer Compensation

     This table shows the compensation paid to our chief executive officer, and each of our two other executive officers (the named officers). During 2002, Messrs. Moffett and Adkerson also provided services to and received compensation from McMoRan Exploration Co. (McMoRan).

Summary Compensation Table

						Long-Term Compensation Awards

	Annual Compensation					Awards		Payout

							Securities
				Other		Restricted	Underlying		All
Name and				Annual		Stock	Options/	LTIP	Other
Principal Position	Year	Salary	Bonus	Compensation(1)		Awards(2)	SARs	Payouts	Compensation(3)

James R. Moffett	2002	$2,500,000	$2,750,000	$265,342	(4)	—	1,598,614	$784,800	$604,666
Chairman of the Board	2001	2,500,000	2,750,000	172,044	(4)	—	—	727,200	545,425
and Chief Executive Officer	2000	1,375,000	2,750,000	146,398	(4)	—	—	793,800	218,049

Richard C. Adkerson	2002	1,250,000	1,031,250	83,830	(4)	$517,938	799,307	588,600	271,784
President and Chief	2001	1,250,000	1,031,250	60,377	(4)	515,620	—	545,400	242,477
Financial Officer	2000	875,000	687,500	56,049	(4)	1,031,250	—	441,000	102,706

Adrianto Machribie	2002	433,333	725,000	392,694	(5)	—	84,857	196,200	—
President Director	2001	406,250	600,000	438,105	(5)	—	75,000	181,800	67,500 (6)
	2000	406,250	550,000	465,453	(5)	—	75,000	110,250	—

(1)	In addition to items disclosed in notes 4 and 5 below, includes our payment of taxes in connection with certain benefits we provided to the named officers as follows:

Name	Year	Taxes Paid

Mr. Moffett	2002	$115,917
	2001	61,495
	2000	45,805

Mr. Adkerson	2002	$31,457
	2001	17,577
	2000	13,031

Mr. Machribie	2002	$63,076
	2001	102,477
	2000	81,631

Does not include perquisites that we provided to each named officer unless the aggregate amount in any year exceeded the $50,000 threshold for disclosure under the SEC rules.

(2)	In December 1999, we adopted a restricted stock units program. This program provides our executives with the opportunity to receive a grant of restricted stock units (RSU) in lieu of all or part of their cash bonus for a given year. The RSUs will ratably convert into shares of Class B common stock over a three-year period on each grant date anniversary. The RSUs are awarded at a premium in order to compensate for risk. Dividend equivalents will be paid on the RSUs on the same basis as dividends are paid on Class B common stock. In 2002, Mr. Adkerson elected to participate in the program as follows:

		12/31/02	Grant Date
Name	RSUs	Market Value*	Market Value*

Mr. Adkerson	27,303	N/A	$517,938

*	RSUs were granted in February 2003 for 2002 bonus amounts.

As of December 31, 2002, Mr. Adkerson held 133,065 restricted stock units; the aggregate value of the units held, based on the $16.78 market value per share of our common stock as of such date, was $2,232,830.

(3)	For Mr. Moffett and Mr. Adkerson, includes our contributions to defined contribution plans, our premium payments for universal life and personal excess liability insurance policies and director fees as follows:

		Plan	Insurance	Director
Name	Year	Contributions	Premiums	Fees	Total

Mr. Moffett	2002	$536,314	$61,352	$7,000	$604,666
	2001	497,378	43,047	5,000	545,425
	2000	178,847	34,202	5,000	218,049

Mr. Adkerson	2002	262,870	8,914	—	271,784
	2001	236,320	6,157	—	242,477
	2000	95,702	7,004	—	102,706

(4)	Includes the following perquisites that we provided to Mr. Moffett and Mr. Adkerson: (a) matching gifts under the matching gifts program, (b) use of company facilities and (c) other perquisites.

		Matching Gifts	Facilities	Other
Name	Year	Payments	Usage	Perquisites	Total

Mr. Moffett	2002	$40,000	$69,133	$40,292	$149,425
	2001	39,210	57,339	14,000	110,549
	2000	40,000	46,393	14,200	100,593

Mr. Adkerson	2002	40,000	—	12,373	52,373
	2001	40,000	—	2,800	42,800
	2000	40,000	—	3,018	43,018

(5)	Includes $42,218 of an annual retirement benefit in 2002 (see “—Retirement Benefit Program”), and includes $287,400, $335,628 and $383,822 of perquisites that we provided to Mr. Machribie in 2002, 2001 and 2000, respectively, consisting of (a) $26,667, $40,000 and $40,000 of principal payments on non-interest bearing loans to Mr. Machribie from us that were forgiven in 2002, 2001, and 2000; (b) $739, $3,071 and $7,141 of imputed interest in 2002, 2001 and 2000 on these loans; (c) $251,575, $286,822 and $336,681 for use of a company owned residence in Indonesia in 2002, 2001 and 2000; and (d) $8,419 and $5,735 for other perquisites in 2002 and 2001, respectively.

(6)	Relates to an accrued lump sum retirement benefit provided to Mr. Machribie (see “—Retirement Benefit Program”).

This table shows all stock options that we granted to named officers in 2002. The corporate personnel committee awarded stock option grants to Messrs. Moffett and Adkerson as part of its plan to award them grants every three years. Please refer to “Stock Options and Long-Term Incentives” in the Corporate Personnel Committee Report on Executive Compensation for more information.

Option Grants in 2002

	Number of		Percent of
	Securities		Options
	Underlying		Granted to
	Options		Employees in	Exercise or			Grant Date
Name	Granted(1)		2002	Base Price		Expiration Date	Present Value

James R. Moffett	775,000	(2)	22.3%	$14.7700	(2)	January 29, 2012	$6,378,250	(3)
	823,614	(4)	23.7%	13.9734	(4)	January 29, 2012	6,341,827	(5)
Richard C. Adkerson	387,500	(2)	11.1%	14.7700	(2)	January 29, 2012	3,189,125	(3)
	411,807	(4)	11.9%	13.9734	(4)	January 29, 2012	3,170,914	(5)
Adrianto Machribie	84,857	(4)	2.4%	13.9734	(4)	January 29, 2012	653,399	(5)

(1)	The stock options will become exercisable over a four-year period. The stock options will become immediately exercisable in their entirety if (a) any person or group of persons acquires beneficial ownership of shares representing 20% or more of the company’s total voting power or (b) under certain circumstances, the composition of the board of directors is changed after a tender offer, exchange offer, merger, consolidation, sale of assets or contested election or any combination thereof. In addition, each stock option has an equal number of tandem “limited rights,” which may be exercisable only for a limited period in the event of a tender offer, exchange offer, a series of purchases or other acquisitions or any combination thereof resulting in a person or group of persons becoming a beneficial owner of shares representing 40% or more of the company’s total voting power. Each limited right entitles the holder to receive cash equal to the amount by which the highest price paid in such transaction exceeds the exercise price.

(2)	Amount shown relates to grant of options exercisable for Class B common stock.

(3)	The Black-Scholes option pricing model was used to determine the grant date present value of the stock options that we granted to the listed officers. The grant date present value was calculated to be $8.23 per option. The following facts and assumptions were used in making this calculation: (a) an exercise price for each option as set forth under the column labeled “Exercise or Base Price”; (b) a fair market value of $14.77 for one share of our Class B common stock on the grant date; (c) no dividend; (d) a term of 7 years based on an analysis of the average historical term for such stock options; (e) a stock volatility of 47.2%, based on an analysis of weekly closing prices of our Class B common stock over the 336-week period that our Class B common stock has been publicly traded; and (f) an assumed risk-free interest rate of 5.01%, this rate being equivalent to the yield on the grant date on a zero-coupon U.S. Treasury note with a maturity date comparable to the expected term of the options. No other discounts or restrictions related to vesting or the likelihood of vesting of the options were applied.

(4)	Amount shown represents original grant of options exercisable for Class A common stock, adjusted to reflect the effect of the conversion of all shares of Class A common stock to shares of Class B common stock (the “Reclassification”). Pursuant to the Reclassification, and in order to maintain the intrinsic value of the options exercisable for Class A common stock that were converted into options exercisable for Class B common stock, our corporate personnel committee adjusted the options that were originally exercisable for Class A common stock by reducing the number of outstanding options and increasing the exercise price. The table shows the number of securities underlying the options and the exercise price of such options immediately following the Reclassification.

(5)	The Black-Scholes option pricing model was used to determine the grant date present value of the stock options that we granted to the listed officers. The grant date present value was calculated to be $7.70 per option. The following facts and assumptions were used in making this calculation: (a) an exercise price for each option as set forth under the column labeled “Exercise or Base Price”; (b) a fair market value of $13.95 for one share of our Class A common stock on the grant date; (c) no dividend; (d) a term of 7 years based on an analysis of the average historical term for such stock options; (e) a stock volatility of 46.4%, based on an analysis of weekly closing prices of our Class A common stock over the 336-week period that our Class A common stock has been publicly traded; and (f) an assumed risk-free interest rate of 5.01%, this rate being equivalent to the yield on the grant date on a zero-coupon U.S. Treasury note with a maturity date comparable to the expected term of the options. No other discounts or restrictions related to vesting or the likelihood of vesting of the options were applied.

     This table shows the option exercises in 2002 and all outstanding stock options held by each of the named officers as of December 31, 2002. All of these options relate to our Class B common stock.

Aggregated Option Exercises in 2002 and Options at December 31, 2002

			Number of Securities	Value of Unexercised
			Underlying Unexercised	In-the-Money
	Shares		Options/SARs at	Options/SARs at
	Acquired	Value	December 31, 2002	December 31, 2002
Name	on Exercise	Realized	Exercisable/Unexercisable	Exercisable/Unexercisable

James R. Moffett	400,000	$3,081,000	3,630,000 / 2,048,614	$3,934,438 / $6,093,118
Richard C. Adkerson	—	—	1,918,430 / 1,024,307	3,335,719 / 3,046,559
Adrianto Machribie	—	—	256,424 / 197,357	627,528 / 674,144

     This table shows all long-term incentive plan awards that we made in 2002 to each of the named officers.

Long-Term Incentive Plans—Awards in 2002

		Performance	Estimated Future
		or Other	Payouts Under
	Number of	Period Until	Non-Stock
	Shares, Units or	Maturation	Price-Based
Name	Other Rights (1)	or Payout	Plans (2)

James R. Moffett	250,000	12/31/05	$1,410,000
Richard C. Adkerson	200,000	12/31/05	1,128,000
Adrianto Machribie	65,000	12/31/05	366,600

(1)	Represents the number of performance units covered by performance awards we granted in 2002 under our Long-Term Performance Incentive Plan (Long-Term Plan). As of December 31 of each year, each named officer’s performance award account will be credited with an amount equal to the “annual earnings per share” or “net loss per share” (as defined in the Long-Term Plan) for that year multiplied by the number of performance units then credited to such performance award account. Annual earnings per share or net loss per share includes the net income or net loss of each of our majority-owned subsidiaries that are attributable to equity interests that we do not own. The corporate personnel committee may, however, in the exercise of its discretion, prior to crediting the named officers’ performance award accounts with respect to a particular year, reduce or eliminate the amount of the annual earnings per share that otherwise would be credited to any performance award account for the year. The balance in the performance award account is generally paid as soon as practicable after December 31 of the year in which the third anniversary of the award occurs.

(2)	These amounts were calculated using the 2002 annual earnings per share (as defined in the Long-Term Plan) applied over a four-year period. Future payments attributable to these awards will be determined based on future earnings.

Employment Agreements and Change of Control Agreements

     In April 2001, we entered into employment agreements and change of control agreements with Messrs. Moffett and Adkerson. The corporate personnel committee of our board, with the aid of an independent compensation consultant, established the terms of these agreements, which were then approved by our board.

     Employment Agreements. The employment agreement with Mr. Moffett provides for a base salary of $2,500,000 per year and eligibility for a maximum bonus of $2,750,000 for each of 2001 and 2002 under our annual incentive plan. Mr. Moffett continues to be eligible for all other benefits and compensation, including stock options and long-term performance units, generally provided to our most senior executives. The agreement will continue through April 30, 2006 with automatic one-year extensions unless a change of control occurs or our corporate personnel committee notifies Mr. Moffett of its intent not to extend the agreement.

     The employment agreement with Mr. Adkerson provides for a base salary of $1,250,000 per year and eligibility for a maximum bonus of $1,375,000 for each of 2001 and 2002 under our annual incentive plan. Mr. Adkerson also continues to be eligible for all other benefits and compensation, including stock options and long-term performance units, generally provided to our most senior executives. The agreement will continue through April 30, 2005 with automatic one-year extensions unless a change of control occurs or our corporate personnel committee notifies Mr. Adkerson of its intent not to extend the agreement.

     The employment agreements also provide that if we terminate the executive’s employment without cause (as defined in the agreement) or the executive terminates employment for good reason (as defined in the agreement), we will make certain payments and provide certain benefits to the executive, including:

•	payment of a pro rata bonus for the year in which the termination of employment occurs;

•	a cash payment equal to four times the sum of (a) the executive’s base salary plus (b) the lesser of (1) the highest bonus paid to the executive for any of the preceding three years or (2) two times the executive’s base salary;

•	continuation of insurance and welfare benefits for three years or until the executive accepts new employment, if earlier; and

•	acceleration of the vesting and payout of all stock options, restricted stock units and long-term performance incentive plan units.

     If the executive’s employment terminates as a result of death, disability or retirement, benefits to the executive or his estate include the payment of a pro rata bonus for the year of termination, a cash payment ($1.8 million for Mr. Moffett and $900,000 for Mr. Adkerson) and, in the case of retirement, the continuation of insurance and welfare benefits for three years or until the executive accepts new employment, if earlier.

     As a condition to receipt of these severance benefits, the executives must retain in confidence all confidential information known to them concerning our business and us so long as the information is not otherwise publicly disclosed. Further, Messrs. Moffett and Adkerson have each agreed not to compete with us for a period of two years after termination of employment.

     Change of Control Agreements. The change of control agreements will replace the employment agreements if a change of control of our company (as defined in the change of control agreements) occurs. If the change of control occurs prior to April 30, 2006 for Mr. Moffett or prior to April 30, 2005 for Mr. Adkerson, the agreements provide generally that the executive’s terms and conditions of employment (including position, location, compensation and benefits) will not be adversely changed for a three-year period.

     If the executive is terminated without cause or if the executive terminates for “good reason” during the three-year period after a change of control, the executive is generally entitled to receive the same payments and benefits that he would receive in the event of a similar termination under the employment agreements, described above, except that in the event of an unsolicited change of control (as defined in the change of control agreements), the cash payment would be five times rather than four times, the sum of (a) the executive’s base salary plus (b) the lesser of (1) the highest bonus paid to the executive for any of the preceding three years or (2) two times the executive’s base salary. The term “good reason” includes the failure of the acquiror to provide the executive with substantially the same position, authority, duties and responsibilities in the ultimate parent company of the entity resulting from the transaction.

     If employment terminates as a result of death, disability or retirement following a change of control, the executive will receive the same benefits described above under “Employment Agreements” in the event of death, disability or retirement, except for the cash payment.

     In addition, the change of control agreements provide that the executives are entitled to receive a payment in an amount sufficient to make the executives whole for any excise tax on amounts payable under the agreements that are considered to be excess parachute payments under Section 4999 of the Internal Revenue Code.

     The confidentiality and non-competition provisions of the executives’ employment agreements continue to apply after a change of control.

Retirement Benefit Program

     Under our retirement benefit program and that of the Services Company (see Certain Transactions for more detail about the Services Company), each participant, including each of the named officers other than Mr. Machribie is entitled to benefits based upon the sum of his starting account balance, annual benefit credits and annual interest credits allocated to his “account.” The starting account balance is equal to the value of the participant’s accrued benefit as of June 30, 1996, under the prior plan, as further described below. The annual benefit credits consist of two parts: (1) 4% of the participant’s earnings for the year in excess of the social security wage base for the year; and (2) a percentage of the participant’s total earnings for the year. The percentage of total earnings is determined as follows:

•	15%, if as of December 31, 1996, the participant’s age plus service totaled 65 or more, he was at least 50 years old and had at least 10 years of service;

•	10%, if as of December 31, 1996, the participant’s age plus service totaled 55 or more, he had at least 10 years of service, and he did not meet the requirements for a 15% allocation;

•	7%, if as of December 31, 1996, the participant’s age plus service totaled 45 or more, he had at least 5 years of service, and he did not meet the requirements for a greater allocation; and

•	4%, if the participant did not meet the requirements for a greater allocation.

     The annual interest credit is equal to the account balance at the end of the prior year multiplied by the annual yield on 10-year U.S. Treasury securities on the last day of the preceding year. This interest credit was 5.07% for 2002. Interest credits cease at the end of the year in which the participant reaches age 60. Upon retirement, a participant’s account balance is payable either in a lump sum or an annuity, as selected by the participant. A participant’s “earnings” are comprised of annual base salary (see “Salary” in the Summary Compensation Table above), plus 50% of certain bonuses (see “Bonus” in the Summary Compensation Table above). Years of service include not only years with us or the Services Company but also any years with our predecessors.

     The current retirement benefit program for both our company and the Services Company replaced the prior plan, which was a traditional defined-benefit plan paying benefits determined primarily by the individual’s final average earnings and years of service. If a participant’s age plus service equaled 65 or more as of December 31, 1996, and as of that date the participant had both attained age 50 and had at least 10 years of service, the participant is “grandfathered” into a benefit under the retirement benefit program of no less than the benefit under the prior plan’s formula based on years of service and final average earnings.

     In 2000 we discontinued accrual of benefits under the retirement benefit program. Annual benefit credits ceased effective June 30, 2000. As of that date the account balances of eligible participants were increased by a final half-year benefit credit plus a special benefit credit of 3.5% of the account balance. Interest credits are not affected by the cessation of benefit credits.

     The retirement benefit program consisted of two plans: a funded qualified plan and an unfunded non-qualified plan. The present value of the benefit earned by each participant under the non-qualified plan was transferred, effective June 30, 2000, to our unfunded non-qualified defined contribution plan. The amount transferred for each of the named officers (other than Mr. Machribie, who did not participate in the retirement benefit program) was as follows: $2,849,930 for Mr. Moffett and $807,261 for Mr. Adkerson.

     We have formally terminated the qualified plan and will distribute all assets upon receiving IRS approval of the termination. Approval has been delayed while the IRS develops a policy regarding all plans that have converted to the account balance type of design. We will contribute to the plan any amount needed to complete the funding of benefits. When IRS approval is received, a participant will be able to elect to receive his benefit under the qualified plan in the form of either an annuity contract issued by an insurance company, or in a single lump sum that can be transferred into another qualified plan (such as our ECAP) or an IRA, or received in cash subject to applicable tax withholdings. If paid in a single lump sum as of November 1, 2003, the amount paid to each of the named officers (other than Mr. Machribie) would be as follows: $136,704 for Mr. Moffett and $98,129 for Mr. Adkerson.

     Under PT Freeport Indonesia’s retirement plan for Indonesian employees, each participant, including Mr. Machribie, is entitled to benefits based upon the participant’s years of service and monthly base salary at the time of retirement. All benefits under the retirement plan are payable in rupiah, Indonesia’s currency. A participant’s retirement benefit is calculated by multiplying 1.5 by the participant’s years of service by the participant’s monthly base salary at the time of retirement. Under Indonesian law and the retirement plan, Mr. Machribie was deemed retired upon reaching the age of 60 on July 1, 2001. Mr. Machribie’s annual retirement benefit is an accrued lump sum benefit of U.S. $67,500, which he received in 2001 (paid in rupiah), and an annual annuity payment of U.S. $42,218 for life commencing in 2002 (payable in rupiah, translated at an exchange rate of approximately 9,838 rupiah per U.S. $1.00).

     Because Mr. Machribie is no longer eligible to participate in PT Freeport Indonesia’s retirement plan but he continues to work for us, PT Freeport Indonesia has agreed to pay Mr. Machribie a one-time, lump sum cash payment to him upon conclusion of his employment with us. This payment will be determined by PT Freeport Indonesia in its sole discretion but in no event will be less than U.S. $50,000 for each full year of service rendered by Mr. Machribie beginning from July 1, 2001.

Corporate Personnel Committee Report on Executive Compensation

     The corporate personnel committee, which is composed of four independent directors, determines the compensation of our executive officers and administers our annual incentive, long-term incentive, and stock option plans. The committee’s executive compensation philosophy is to:

•	emphasize performance-based compensation that balances rewards for both short- and long-term results;

•	tie compensation to the interests of stockholders; and

•	provide a competitive level of total compensation that will attract and retain talented executives.

     A primary goal of the committee is to position us to attract and retain the highest level of executive talent. To accomplish this goal, the committee targets our executive compensation levels in the top quartile of comparable companies, including companies in other industries whose operational, corporate financing, and other activities are considered comparable to those activities in which we engaged in recent years under the management of our executive officers.

Overview of 2002 Compensation

     Executive officer compensation for 2002 included base salaries, annual incentive awards, long-term incentive awards, stock options, and, in some cases, restricted stock units. In 1998, we substantially revised our compensation arrangements with Messrs. Moffett and Adkerson. As part of our program to conserve cash, Messrs. Moffett and Adkerson agreed to cap their annual cash incentive awards for the next five years at $2.75 million for Mr. Moffett and $1.375 million for Mr. Adkerson. In April 2001, we entered into employment agreements with Messrs. Moffett and Adkerson, which incorporate the provisions of this arrangement. As such, these limits on annual cash incentive awards were applied during 2002, but will no longer apply during 2003. In return for caps on the annual cash bonus, in 1998 we granted to Mr. Moffett immediately exercisable options to purchase 1.75 million shares of Class B common stock and granted to Mr. Adkerson immediately exercisable options to purchase 875,000 shares of Class B common stock. These options have an eight-year term. The substitution of cash compensation with stock options was intended to further align the interests of these officers with the interests of stockholders.

Base Salaries

     We established the base salaries of the executive officers at appropriate levels after consideration of each executive officer’s responsibilities. In October 2000, we announced a management reorganization and reduction in our senior management group. As part of this restructuring, Messrs. Moffett and Adkerson assumed significantly increased roles in the management of the affairs of our company. Because of the increased duties and resulting cost savings to the company, we decided to increase the annual base salary of Mr. Moffett from $1.0 million to $2.5 million and Mr. Adkerson from $750,000 to $1.25 million, effective October 1, 2000. Pursuant to the employment agreements discussed above, Messrs. Moffett and Adkerson’s annual base salaries will continue at these present levels through April 30, 2006 and April 30, 2005, respectively.

Annual Incentive Awards

     We provide annual cash incentives to executive officers through our annual incentive plan and performance incentive awards program. Awards paid under these plans in 2002 were based on a return on investment threshold, the level of cash flow from operations, and operational and strategic accomplishments during 2002, including accomplishments in the areas of exploration, production, management, and strategic planning.

     Annual Incentive Plan. The annual incentive plan is designed to provide performance-based awards to those executive officers whose performance can have a significant impact on our profitability and future growth. All of our named officers participated in the annual incentive plan for 2002. At the beginning of 2002, each participant was assigned a percentage share of the aggregate award pool for 2002 based on that person’s position and level of responsibility. Under the terms of the annual incentive plan, no awards will be made for any year if our five-year average return on investment (generally, consolidated net income divided by consolidated stockholders’ equity and long-term debt, including the minority interests’ share of subsidiaries’ income and stockholders’ equity) is less than 6%. During the five-year period ending in 2002, the average return on investment was 9.7%. When determining the aggregate awards granted under the annual incentive plan for 2002, the committee considered as a guideline 2.5% of net cash flow from operations in 2002, which is the maximum amount that may be awarded under the annual incentive plan to executive officers whose compensation is subject to the limitation on deductible compensation imposed by Section 162(m) of the Internal Revenue Code.

     After reviewing the performance factors and accomplishments described above, the committee concluded that our performance had exceeded expectations. As explained above, the individual cash awards paid to Messrs. Moffett and Adkerson under the annual incentive plan were capped. As a result of the caps, the committee approved an incentive pool of approximately 1.03% of the net operating cash flow. Without the caps, the aggregate awards under the annual incentive plan would have been approximately 2.5% of net operating cash flow, and Mr. Moffett’s award would have been approximately $7.68 million and Mr. Adkerson’s award would have been $3.84 million.

     Performance Incentive Awards Program. Our performance incentive awards program is designed to provide performance-based annual cash awards to certain officers and managers who do not participate in the annual incentive plan. In 2002, each participant in the performance incentive awards program was assigned a target award based upon level of responsibility. After a review of the performance measures and accomplishments described above, the committee established an award pool for 2002 that totaled 1.28% of net operating cash flow. Individual performance is an important factor considered in determining the actual awards paid under the performance incentive awards program.

Restricted Stock Unit Plan

     As part of our efforts to conserve cash and to further align the interests of the executives with those of the stockholders, in 1999 the committee approved a program that allowed certain officers and managers the opportunity to receive a grant of restricted stock units with respect to shares of our common stock in lieu of all or part of their cash bonus for a given year. The restricted stock units will vest ratably over a three-year period. To compensate for the restrictions and risk of forfeiture, the restricted stock units were awarded at a 50% premium to the market value on the grant date. The program was not intended to increase the overall compensation of the officers and managers. An independent executive consulting firm reviewed the program and concluded that its design was appropriate and in line with other similarly situated companies.

Stock Options and Long-Term Incentives

     Stock option and long-term incentive award guidelines are intended to provide a significant potential value to reinforce the importance of stockholder value creation. The committee encourages executive officers to accumulate significant equity ownership in our company by granting stock options. The committee believes that larger, multi-year stock option awards rather than smaller, annual awards provide a more powerful incentive to the company’s most senior executive officers to achieve sustained growth in stockholder value over the long term. As a result, the committee grants Messrs. Moffett and Adkerson stock option awards every three years. In keeping with the committee philosophy, the committee did not grant stock options to them in 2000 or 2001 but did grant stock option awards to them in 2002.

     The committee continues to make annual stock option grants to other officers. In 2002, our other named officer received stock options based on guidelines that relate to the position of that officer. The exercise price of each stock option is equal to the fair market value of a share of our common stock on the grant date.

     The committee also compensates officers for long-term performance with annual grants of performance units. Performance units are designed to link a portion of executive compensation to cumulative earnings per share because we believe that sustained profit performance will help support increases in stockholder value. Each outstanding performance unit is annually credited with an amount equal to the annual earnings per share, as defined in the plan, for a four-year period. These credits are paid in cash after the end of the four-year period.

Section 162(m)

     Section 162(m) limits to $1 million a public company’s annual tax deduction for compensation paid to each of its most highly compensated executive officers. Qualified performance-based compensation is excluded from this deduction limitation if certain requirements are met. The committee’s policy is to structure compensation awards that will be deductible where doing so will further the purposes of our executive compensation programs. The committee also considers it important to retain flexibility to design compensation programs that recognize a full range of criteria important to our success, even where compensation payable under the programs may not be fully deductible.

     The committee believes that the stock options, annual incentive awards, and performance units qualify for the exclusion from the deduction limitation under Section 162(m). With the exception of a portion of the salary paid to our chief executive officer and our president, the committee anticipates that the remaining components of individual executive compensation that do not qualify for an exclusion from Section 162(m) should not exceed $1 million in any given year and therefore will qualify for deductibility.

H. Devon Graham, Jr., Chairman	Bobby Lee Lackey
Robert J. Allison, Jr.	J. Taylor Wharton

Compensation Committee Interlocks and Insider Participation

     The current members of our corporate personnel committee are Messrs. Allison, Graham, Lackey and Wharton. In 2002, none of our executive officers served as a director or member of the compensation committee of another entity, where an executive officer of the entity served as our director or on our corporate personnel committee.

Audit Committee Report

     The audit committee is currently composed of three directors. The members of our committee are independent, as defined in the New York Stock Exchange’s listing standards. We operate under a written charter approved by our committee and adopted by the board of directors. On February 4, 2003, the board of directors adopted a revised charter, which is attached to this proxy statement as Annex A. Our primary function is to assist the board of directors in fulfilling the board’s oversight responsibilities by monitoring (1) the company’s continuing development and performance of its system of financial reporting, auditing, internal controls and legal and regulatory compliance, (2) the operation and integrity of the system, (3) performance and qualifications of the company’s independent (external) and internal auditors and (4) the independence of the company’s independent auditors.

     We review the company’s financial reporting process on behalf of our board. The audit committee’s responsibility is to monitor and oversee this process, but the audit committee is not responsible for preparing the company’s financial statements or auditing those financial statements, which are the responsibilities of management and the company’s independent public accountants, respectively.

Appointment of Independent Auditors; Financial Statement Review

     In July 2002, the company’s board of directors, upon our committee’s recommendation, appointed the firm of Ernst & Young LLP as the company’s independent public accountants, replacing the company’s prior independent auditors, Arthur Andersen LLP. In February 2003, in accordance with our revised charter, our committee appointed Ernst & Young LLP as the company’s independent auditors for 2003.

     We have reviewed and discussed the company’s audited financial statements for the year 2002 with management and the company’s independent auditors. Management represented to us that the audited financial statements fairly present, in all material respects, the financial condition, results of operations and cash flows of the company as of and for the periods presented in the financial statements in accordance with accounting principles generally accepted in the United States.

     We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and have discussed with the independent auditors their independence from the company and management. We have also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

     In addition, we have discussed with the independent auditors the overall scope and plans for their audit, and have met with the independent auditors and management to discuss the results of their examination, their understanding and evaluation of the company’s internal controls as they considered necessary to support their opinion on the financial statements for the year 2002, and various factors affecting the overall quality of accounting principles applied in the company’s financial reporting. The independent auditors also met with us without management being present to discuss these matters.

     In reliance on these reviews and discussions, we recommended to the board of directors, and the board of directors approved, that the audited financial statements referred to above be included in the company’s annual report on Form 10-K for the year 2002.

Internal Audit

     We also oversee the company’s internal audit function, including the selection and compensation of the company’s internal auditors. PricewaterhouseCoopers LLP has served as the company’s internal auditors since 1993. In February 2003, in accordance with our revised charter, our committee appointed PricewaterhouseCoopers as the company’s internal auditors for 2003. We have discussed with the company’s internal auditors the scope of their audit plan, and have met with the internal auditors to discuss the results of their reviews, their evaluation of the company’s processes and internal controls, any difficulties or disputes with management encountered during the course of their reviews, and other matters relating to the internal audit process. The internal auditors also met with us without management being present to discuss these matters.

Fees and Related Disclosures for Accounting Services

     The following table discloses the fees that Arthur Andersen LLP and Ernst & Young LLP billed the company for professional services rendered in each of the last two fiscal years:

	Arthur Andersen LLP				Ernst & Young LLP

	2001		2002		2001	2002

Audit Fees	$595,025		$27,500		—	$643,639
Audit Related Fees	122,975	(1)	31,545	(2)	—	100,950	(3)
Tax Fees	233,000	(4)	46,690	(4)	—	184,128	(5)
All Other Fees	60,000	(6)	—		—	14,756	(7)

(1)	Includes services rendered for audits of the company’s employee benefit plans and accounting consultations, services rendered with respect to the sale of convertible notes and the related registration statement filed with the SEC in 2001 and subsequent SEC review.

(2)	Relates to subsequent assurance services rendered with respect to the registration statement filed with the SEC in 2001.

(3)	Includes services rendered for audits of the company’s employee benefit plans and accounting consultations, and for services rendered in connection with the merger of two of the company’s subsidiaries.

(4)	Relates to services rendered for tax compliance services, preparation of the company’s federal and state tax returns and preparation of the company’s estimated tax payments.

(5)	Relates to services rendered for tax compliance services.

(6)	Relates to providing personnel to work on a temporary basis under the direction of the human resource department of PT Freeport Indonesia in Indonesia.

(7)	Relates primarily to compliance services rendered to the company’s Spanish subsidiary.

     Pre-Approval Policies and Procedures. Our charter, revised in February 2003, now requires our committee to preapprove all auditing services and non-audit services permitted by law and committee policy (including the fees and terms of such services) to be performed for the company by the independent auditors, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934 that are approved by the committee prior to the completion of the audit. In addition, in 2002 our audit committee adopted a policy prohibiting our external and internal auditors from performing business consulting services for the company. None of the fees listed in the table above under “Audit Related Fees,” “Tax Fees” or “All Other Fees” were pre-approved by the audit committee; however, prior to the adoption of our revised charter, all fees were specifically communicated to and reviewed by the committee as part of our ongoing review of service provided by both the independent and internal auditors.

Dated: March ______, 2003

Robert A. Day, Chairman	Gerald J. Ford	H. Devon Graham, Jr.

Selection and Ratification of the Independent Auditors

     Arthur Andersen LLP audited our financial statements for 2001 and had served as our independent auditors since 1988. On July 10, 2002, we decided not to continue the engagement of Arthur Andersen as our independent accountants. This action was taken with the approval of our board of directors, which approved the decision reached by its audit committee. Arthur Andersen ceased to practice before the SEC effective August 31, 2002.

     The audit reports issued by Arthur Andersen on our consolidated financial statements as of and for the years ended December 31, 2001 and December 31, 2000, did not contain an adverse opinion or disclaimer of opinion, nor was either qualified or modified as to uncertainty, audit scope or accounting principle. During the two fiscal years that ended December 31, 2001 and continuing through July 10, 2002, we had no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, that, if not resolved to Arthur Andersen’s satisfaction, would have caused them to make reference to the matter of disagreement in their report on the financial statements. Arthur Andersen has communicated to us that they have informed the SEC that they are unable to provide letters that corroborate or invalidate the statements we have made in this disclosure, as required by the SEC.

     None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred during our two most recent fiscal years and through July 10, 2002.

     Also on July 10, 2002, we appointed Ernst & Young LLP to replace Arthur Andersen as our independent accountants. Our board also approved the audit committee’s selection of Ernst & Young. In February 2003, our audit committee appointed Ernst & Young as our independent accountants for 2003. During the two fiscal years ended December 31, 2001 and December 31, 2000, and the subsequent interim period through July 10, 2002, we did not consult with Ernst & Young regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

     Our audit committee and board of directors seek stockholder ratification of the audit committee’s appointment of Ernst & Young to act as the independent auditors of our and our subsidiaries’ financial statements for the year 2003. If the stockholders do not ratify the appointment of Ernst & Young, our audit committee will reconsider this appointment. Representatives of Ernst & Young are expected to be present at the meeting to respond to appropriate questions, and those representatives will also have an opportunity to make a statement if they desire to do so.

Performance Graph

     The following graph compares the change in the cumulative total stockholder return on our Class B common stock with the cumulative total return of the S&P 500 Stock Index and the cumulative total return of the Dow Jones Other Non-Ferrous Metals Group Index (Americas) from 1998 through 2002. This comparison assumes $100 invested on December 31, 1997 in (a) Freeport-McMoRan Copper & Gold Inc. Class B common stock, (b) S&P 500 Stock Index and (c) Dow Jones Other Non-Ferrous Metals Group Index (Americas).

Comparison of Cumulative Total Return*
Freeport-McMoRan Copper & Gold Inc.,
S&P 500 Stock Index and Dow Jones
Other Non-Ferrous Metals Group Index (Americas)

	December 31, 1997	December 31, 1998	December 31, 1999	December 31, 2000	December 31, 2001	December 31, 2002

Freeport-McMoRan Copper & Gold Inc.	$100.00	$67.18	$135.97	$55.11	$86.18	$108.00
S&P 500 Stock Index	$100.00	$128.58	$155.62	$141.46	$124.65	$97.10
Dow Jones Other Non-Ferrous Metals Group Index (Americas)	$100.00	$70.85	$122.59	$90.64	$67.55	$75.00

*	Total Return Assumes Reinvestment of Dividends

Certain Transactions

     On October 1, 2002, we purchased McMoRan’s 50% ownership share of FM Services Company (the Services Company). Consequently, the Services Company is now our wholly-owned subsidiary. The Services Company’s sole director, Richard C. Adkerson, is also an executive officer of our company and an executive officer and director of McMoRan. We are parties to a services agreement with the Services Company under which the Services Company provides us with executive, technical, administrative, accounting, financial, tax and other services on a cost-reimbursement basis. We pay an allocable portion of expenses from consulting arrangements that the Services Company has entered into, some of which are described below.

     B. M. Rankin, Jr. and the Services Company are parties to an agreement under which Mr. Rankin renders services to us and McMoRan relating to finance, accounting and business development. The Services Company provides Mr. Rankin compensation, medical coverage and reimbursement for taxes in connection with those medical benefits. In 2002, the Services Company paid Mr. Rankin $490,000 ($316,900 of which was allocated to us) pursuant to this agreement. Mr. Rankin also received reimbursement of $23,839 for the services of an executive secretary employed by the Services Company, and received imputed income of $40,632 for his use of company chartered aircraft and $30,764 for his use of company facilities.

     J. Stapleton Roy is Managing Director of Kissinger Associates, Inc. Kissinger Associates and the Services Company are parties to agreements under which Kissinger Associates provides to us and our affiliates advice and consultation on specified world political, economic, strategic and social developments affecting our affairs. Under these agreements, Kissinger Associates receives an annual fee of $200,000, additional consulting fees based on the services rendered, and reimbursement of reasonable out-of-pocket expenses incurred in connection with providing such services. In 2002, the Services Company paid Kissinger Associates its annual fee of $200,000, plus out-of-pocket expenses, for all services rendered under these agreements (all of which was allocated to us).

     J. Bennett Johnston and the Services Company are parties to an agreement, renewable annually, under which Mr. Johnston provides consulting services to us and our affiliates relating to international relations and commercial matters. Under this agreement, Mr. Johnston receives an annual consulting fee of $250,000 and reimbursement of reasonable out-of-pocket expenses incurred in connection with providing services. In 2002, the Services Company paid Mr. Johnston $250,000, plus out-of-pocket expenses, pursuant to this agreement, all of which was allocated to us. The annual consulting fee includes Mr. Johnston’s annual fee for serving on our board.

     Gabrielle K. McDonald and the Services Company are parties to an agreement, renewable in December 2003, under which Ms. McDonald renders consulting services to us and our affiliates in connection with her role as Special Counsel on Human Rights to our Chairman. Under this agreement, Ms. McDonald will receive an annual fee of $250,000 in 2003, plus reimbursement of reasonable out-of-pocket expenses incurred in connection with rendering consulting services. In 2002, the Services Company paid Ms. McDonald $250,000, plus out-of-pocket expenses, pursuant to this agreement, all of which was allocated to us. The annual consulting fee includes Ms. McDonald’s annual fee for serving on our board.

Proposal to Amend our Certificate of Incorporation to Provide for the Annual Election of Directors

     Our board of directors has authorized, and recommends for your approval, an amendment to our certificate of incorporation to phase out the three-year staggered terms of our board of directors and to provide instead for the annual election of directors commencing with the directors standing for election at the 2004 annual meeting of stockholders. We will refer to the proposed amendment to our certificate of incorporation as the “Amendment.” The full text of the Amendment is set forth below under “Description of the Amendment.”

Background

     Our board of directors is currently divided into three classes, each of which serves for three years, with one class being elected each year. In 1995, in connection with the tax free distribution of our Class B common stock, our stockholders approved the certificate of incorporation to provide for a classified board of directors and to require the affirmative vote of not less than 66 2/3% of the outstanding shares of common stock to amend such provision.

     Many U.S. corporations maintain a classified board structure in order to reduce the vulnerability of a company to potentially abusive takeover tactics and encourage potential acquirors to negotiate with the board. A classified board does not preclude unsolicited acquisition proposals but, by eliminating the threat of imminent removal, positions the incumbent board to act to maximize the value of a potential acquisition to all stockholders by giving the company time and bargaining power to negotiate and consider alternative proposals.

     Some members of the investment community, however, perceive classified boards as a mechanism to entrench directors improperly. These investors have suggested that corporate acquisition techniques have evolved and the ability of boards of directors to exercise their fiduciary responsibilities to stockholders in the context of unsolicited acquisitions has been substantially strengthened through the use of stockholder rights plans and the continuing development of basic principles of corporate law and practice. In this regard, our board adopted a stockholder rights plan in 2000. The rights plan is designed to enable all stockholders to realize the full value of their investment and to provide for fair and equal treatment for stockholders in the event of an unsolicited attempt to acquire our company.

     Advocates for a nonclassified board structure also contend that a classified board limits the ability of stockholders to elect directors and exercise influence over a company and may discourage proxy contests in which stockholders have an opportunity to vote for a competing slate of nominees. The election of directors is the primary avenue for stockholders to influence corporate governance policies and to hold management accountable for the implementation of those policies. A nonclassified board of directors may enable stockholders to hold all directors accountable on an annual basis, rather than over a three-year period.

     In each of the last five years, a stockholder proposal has been presented requesting the board to take steps to eliminate the classified board and cause the annual election of directors. Stockholders holding a majority of the outstanding shares of our common stock voted in favor of the proposal for the first time in 2002.

     Our board considered the issues of a classified board structure and determined that it would be in the best interests of the company and its stockholders at this time if action was taken to provide for the annual election of our board of directors as specified below.

Description of the Amendment

     The Amendment would phase out the current division of the board of directors into three classes, with one class elected each year for a three-year term, and provide instead for the annual election of directors commencing with the class of directors standing for election at the 2004 annual meeting. In order to ensure a smooth transition to the new system, the Amendment would not shorten the terms of directors serving on the board prior to effectiveness of the Amendment, including those elected at the 2003 annual meeting, each of whom would serve for the full term (three years) for which they were elected. The new procedure would, however, apply to all directors as their current terms expire. This follows the recommendation set forth in the stockholder proposal, which called for the new policy to be applicable to the re-election of any incumbent director whose term, under the current classified system, subsequently expires.

     As a result of the Amendment, the Class III directors (Messrs. Allison, Clifford, Moffett, Rankin, Roy, and Wharton) would stand for election at the 2004 annual meeting for a one-year term. At the annual meeting in 2005, those directors, together with Class I directors whose terms expire in 2005 (Ms. McDonald and Messrs. Day, Graham, and Lackey), would stand for election for a one-year term. Beginning with the annual meeting in 2006, all directors would be subject to annual election. After the Amendment is effective, any director chosen to fill vacancies in the board of directors resulting from any increase in the number of directors or from death, resignation, disqualification or removal will hold office until the first annual meeting of stockholders following his or her election.

     Article Fifth of our certificate of incorporation currently sets forth the classified structure and provides that such provision may only be amended by the affirmative vote of the holders of not less than 66 2/3% of the outstanding shares of common stock. The Amendment would delete this vote requirement with respect to any future amendments of Article Fifth. Accordingly, under Delaware law, any subsequent amendment to Article Fifth of the certificate of incorporation would require approval of the affirmative vote of a majority of the outstanding shares of our common stock.

     If the Amendment is approved, Article Fifth of our certificate of incorporation would be replaced by the following:

        FIFTH: Subject to such rights to elect additional directors under specified circumstances as may be granted to holders of any shares of the Preferred Stock pursuant to the provisions of

        Article FOURTH, the number of directors of the corporation shall be fixed from time to time by the Board of Directors but shall not be less than five. Until the annual meeting of stockholders in 2006, the directors, other than those who may be elected solely by the holders of any class or series of Preferred Stock, if any, shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, as determined by the Board of Directors, one class (“Class I”) to hold office for a term expiring at the 2005 annual meeting of stockholders, another class (“Class II”) to hold office for a term expiring at the 2006 annual meeting of stockholders, and another class (“Class III”) to hold office for a term expiring at the 2004 annual meeting of stockholders, with the members of each class to hold office until their successors are elected and qualified. Each director elected prior to the effective date of this amendment to Article FIFTH shall serve for the full term for which he or she was elected. After the effective date of this amendment to Article FIFTH, any director elected at a meeting of stockholders or any director chosen to fill a vacancy in the Board of Directors resulting from any increase in the number of directors or from death, resignation, disqualification or removal of a director shall hold office until the first annual meeting of stockholders following his or her election. Commencing with the annual meeting of stockholders in 2006, the classification of the Board of Directors shall cease, and all directors shall be of one class and serve for a term expiring at the annual meeting of stockholders following the annual meeting of stockholders at which the directors were elected, with the directors to hold office until their successors are elected and qualified.

     Under Delaware law, directors of companies that have a classified board of directors may only be removed for cause unless the certificate of incorporation provides otherwise. However, under Delaware law, directors of companies that do not have a classified board may be removed with or without cause by a majority vote of the stockholders at any annual or special meeting of stockholders. Accordingly, if the Amendment is approved, our stockholders would be able to remove directors without cause.

Vote Required for Approval of the Amendment

     Approval of the Amendment requires the affirmative vote of the holders of shares of Class B common stock representing not less than 66 2/3% of the outstanding shares of Class B common stock.

     Our board of directors recommends a vote FOR this proposal.

Proposal to Adopt the 2003 Stock Incentive Plan

     Our board of directors proposes that our stockholders approve the 2003 Stock Incentive Plan, which is summarized below and attached as Annex B to this proxy statement. Because this is a summary, it does not contain all the information that may be important to you. You should read Annex B carefully before you decide how to vote.

Reasons for the Proposal

     We believe that our growth depends significantly upon the efforts of our officers, employees and other service providers and that such individuals are best motivated to put forth maximum effort on our behalf if they own an equity interest in our company. Currently, there are less than 100,000 shares of Class B common stock available for grant to our key personnel under our stock incentive plans adopted in 1999 and 1995. So that we may continue to motivate and to reward our key personnel with stock-based awards at an appropriate level, our board believes that it is important that we establish a new equity-based plan at this time.

Summary of the 2003 Stock Incentive Plan

Administration

     Awards under the 2003 Stock Incentive Plan will be made by the corporate personnel committee of our board of directors, which is currently made up of four independent members of our board. The corporate personnel committee has full power and authority to designate participants, to set the terms of awards, to make any determinations necessary or desirable for the administration of the plan, and to delegate its authority in certain cases.

Eligible Participants

     The following persons are eligible to participate in the 2003 Stock Incentive Plan:

•	our officers (including non-employee officers and officers who are also directors) and employees
•	officers and employees of existing or future subsidiaries
•	officers and employees of any entity with which we have contracted to receive executive, management or legal services and who provide services to us or a subsidiary under such arrangement
•	consultants and advisers who provide services to us or a subsidiary, and
•	any person who has agreed in writing to become an eligible participant within 30 days.

     A subsidiary is defined to include an entity in which we have a direct or indirect economic interest that is designated as a subsidiary by the corporate personnel committee. The corporate personnel committee may delegate to one or more of our officers the power to grant awards and to modify or terminate awards granted to eligible persons who are not our executive officers or directors, subject to certain limitations. It is anticipated that the corporate personnel committee’s determinations as to which eligible individuals will be granted awards and the terms of the awards will be based on each individual’s present and potential contributions to our success. While all employees, consultants and executive, management and legal service providers will be eligible for awards under this plan, we anticipate that awards will be granted to approximately 161 persons, consisting of 16 officers and 145 employees of our company.

Number of Shares

     The maximum number of shares of our Class B common stock with respect to which we will be permitted to grant awards under the 2003 Stock Incentive Plan is 8,000,000, or 5.5% of our outstanding Class B common stock as of the record date.

     Awards that may be paid only in cash will not be counted against this share limit. Moreover, no individual may receive in any year awards under this plan, whether payable in cash or shares, that relate to more than 2,500,000 shares of our Class B common stock.

     Shares subject to awards that are forfeited or canceled will again be available for awards, as will shares issued as restricted stock or other stock-based awards that are forfeited or reacquired by us by their terms. In addition, to the extent that shares are delivered to pay the exercise price of options under the 2003 Stock Incentive Plan, the number of shares delivered will again be available for the grant of awards under this plan, other than the grant of incentive stock options under Section 422 of the Internal Revenue Code. Under no circumstances may the number of shares issued pursuant to incentive stock options exceed 8,000,000 shares. The number of shares with respect to which awards of restricted stock and other stock-based awards for which a per share purchase price of less than 100% of fair market value is paid may not exceed 2,500,000 shares. The shares to be delivered under this plan will be made available from our authorized but unissued shares of Class B common stock, from treasury shares or from shares acquired by us on the open market or otherwise. Subject to the terms of this plan, shares of our common stock issuable under this plan may also be used as the form of payment of compensation under other plans or arrangements that we offer or that we assume in a business combination.

     On March ____, 2003, the closing price on the New York Stock Exchange of a share of our Class B common stock was $________.

Types of Awards

     Stock options, stock appreciation rights, limited rights, restricted stock and other stock-based awards may be granted under the 2003 Stock Incentive Plan in the discretion of the corporate personnel committee. Options granted under this plan may be either non-qualified or incentive stock options. Only our employees or employees of our subsidiaries will be eligible to receive incentive stock options. Stock appreciation rights and limited rights may be granted in conjunction with or unrelated to other awards and, if in conjunction with an outstanding option or other award, may be granted at the time of the award or thereafter, at the exercise price of the other award.

     The corporate personnel committee has discretion to fix the exercise or grant price of stock options, stock appreciation rights and limited rights at a price not less than 100% of the fair market value of the underlying common stock at the time of grant (or at the time of grant of the related award in the case of a stock appreciation right or limited right granted in conjunction with an outstanding award). This limitation on the corporate personnel committee’s discretion, however, does not apply in the case of awards granted in substitution for outstanding awards previously granted by an acquired company or a company with which we combine. The corporate personnel committee has broad discretion as to the terms and conditions upon which options and stock appreciation rights are exercisable, but under no circumstances will an option, a stock appreciation right or a limited right have a term exceeding 10 years. This plan prohibits the reduction in the exercise price of stock options without stockholder approval.

     The option exercise price may be paid:

•	in cash or cash equivalent
•	in shares of our Class B common stock that, unless otherwise determined by the corporate personnel committee, have been held by the optionee for six months, or
•	in any other manner authorized by the corporate personnel committee.

     Upon the exercise of a stock appreciation right with respect to our Class B common stock, a participant will be entitled to receive, for each share subject to the right, the excess of the fair market value of the share on the date of exercise over the exercise price. The corporate personnel committee has the authority to determine whether the value of a stock appreciation right is paid in cash or our Class B common stock or a combination of the two.

     Limited rights generally are exercisable only during a period beginning not earlier than one day and ending not later than 90 days after the expiration date of any tender offer, exchange offer or similar transaction which results in any person or group becoming the beneficial owner of more than 40% of all classes and series of our outstanding stock, taken as a whole, that have voting rights with respect to the election of our directors (not including preferred shares that may be issued in the future that have the right to elect directors only if we fail to pay dividends). Upon the exercise of a limited right granted under the 2003 Stock Incentive Plan, a participant would be entitled to receive, for each share of our Class B common stock subject to that right, the excess, if any, of the highest price paid in or in connection with the transaction over the grant price of the limited right.

     The corporate personnel committee may grant restricted shares of our Class B common stock to a participant that are subject to restrictions regarding the sale, pledge or other transfer by the participant for a specified period. All shares of restricted stock will be subject to the restrictions that the corporate personnel committee may designate in an agreement with the participant, including, among other things, that the shares are required to be forfeited or resold to us in the event of termination of employment under certain circumstances or in the event specified performance goals or targets are not met. A restricted period of at least three years is generally required, with incremental vesting permitted during the three-year period, except that if the vesting or grant of shares of restricted stock is subject to the attainment of performance goals, the restricted period may be one year or more with incremental vesting permitted. Subject to the restrictions provided in the participant’s agreement, a participant receiving restricted stock will have all of the rights of a stockholder as to the restricted stock, including dividend and voting rights.

     The corporate personnel committee may also grant participants awards of our Class B common stock and other awards, including restricted stock units, that are denominated in, payable in, valued in whole or in part by reference to, or are otherwise based on the value of, our Class B common stock (Other Stock-Based Awards). The corporate personnel committee has discretion to determine the participants to whom Other Stock-Based Awards are to be made, the times at which such awards are to be made, the size of the awards, the form of payment, and all other conditions of the awards, including any restrictions, deferral periods or performance requirements. The terms of the Other Stock-Based Awards will be subject to the rules and regulations that the corporate personnel committee determines.

     Any award under the 2003 Stock Incentive Plan may provide that the participant has the right to receive currently or on a deferred basis dividends or dividend equivalents, all as the corporate personnel committee determines.

Performance-Based Compensation under Section 162(m)

     Stock options, stock appreciation rights and limited rights, if granted in accordance with the terms of the 2003 Stock Incentive Plan, are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. For grants of restricted stock and other stock-based awards that are intended to qualify as performance-based compensation under Section 162(m), the corporate personnel committee will establish specific performance goals for each performance period not later than 90 days after the beginning of the performance period. The corporate personnel committee will also establish a schedule, setting forth the portion of the award that will be earned or forfeited based on the degree of achievement of the performance goals by our company, a division or a subsidiary at the end of the performance period. The corporate personnel committee will use any or a combination of the following performance measures: earnings per share, return on assets, an economic value added measure, shareholder return, earnings, return on equity, return on investment, cash provided by operating activities, increase in cash flow, return on cash flow, or increase in production of our company, a division of our company or a subsidiary. For any performance period, the performance objectives may be measured on an absolute basis or relative to a group of peer companies selected by the corporate personnel committee, relative to internal goals, or relative to levels attained in prior years.

     If there is a change of control of our company or if a participant retires, dies or becomes disabled during the performance period, the corporate personnel committee may provide that all or a portion of the restricted stock and Other Stock-Based Awards will automatically vest. If an award of restricted stock or an other stock-based award is intended to qualify as performance-based compensation under Section 162(m), the corporate personnel committee must certify in writing that the performance goals and all applicable conditions have been met prior to payment.

     The corporate personnel committee retains authority to change the performance goal objectives with respect to future grants to any of those provided in the 2003 Stock Incentive Plan.

Adjustments

     If the corporate personnel committee determines that any stock dividend or other distribution (whether in the form of cash, securities or other property), recapitalization, reorganization, stock split, reverse stock split, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares, issuance of warrants or other rights to purchase shares or other securities of our company, or other similar corporate event affects our Class B common stock in such a way that an adjustment is appropriate to prevent dilution or enlargement of the benefits intended to be granted and available for grant under the 2003 Stock Incentive Plan, then the corporate personnel committee has discretion to:

•	make equitable adjustments in
•	the number and kind of shares (or other securities or property) that may be the subject of future awards under this plan
•	the number and kind of shares (or other securities or property) subject to outstanding awards and the respective grant or exercise prices, and
•	if appropriate, provide for the payment of cash to a participant.

     The corporate personnel committee may also adjust awards to reflect unusual or nonrecurring events that affect us or our financial statements or to reflect changes in applicable laws or accounting principles.

Amendment or Termination

     The 2003 Stock Incentive Plan may be amended or terminated at any time by the board of directors, except that no amendment may materially impair an award previously granted without the consent of the recipient and no amendment may be made without stockholder approval if the amendment would:

•	materially increase the benefits accruing to participants under this plan
•	increase the number of shares of our Class B common stock that may be issued under this plan
•	materially expand the classes of persons eligible to participate in this plan, or
•	permit a reduction in the exercise price of options.

Equity Compensation Plan Information as of February 28, 2003

     In addition to the 2003 Stock Incentive Plan, which is subject to approval of the stockholders at the meeting, the Company currently has four additional equity compensation plans, all of which have been previously approved by our stockholders, with currently outstanding awards: the 1995 Stock Option Plan for Non-Employee Directors (Director Plan), the Adjusted Stock Award Plan, the 1995 Stock Option Plan and the 1999 Stock Incentive Plan. The following table presents information as of February 28, 2003 regarding the Company’s four equity compensation plans that have been previously approved by our stockholders under which Class B common stock may be issued to employees and non-employees as compensation.

As of February 28, 2003

Number of securities to be issued upon exercise of outstanding options, warrants and rights	15,772,983

Number of securities remaining available for future issuance	324,012

Total	16,096,995

     The potential dilution of equity compensation plans, or what is commonly referred to as overhang, is defined as the sum of shares relating to outstanding grants and shares available for future grants, i.e., the “Total” reflected in the table above. As compared to our diluted shares outstanding as of February 28, 2003 of 195.2 million, our overhang percentage was 8.2%. If the 2003 Stock Incentive Plan is approved, our overhang percentage will increase to approximately 12.3%.

Equity Compensation Plan Information as of December 31, 2002

     The following table presents information as of December 31, 2002 regarding compensation plans of the Company under which Class B common stock may be issued to employees and non-employees as compensation.

Number of securities
	Number of	Weighted-	remaining available for
	securities to be	average exercise	future issuance under
	issued upon exercise	price of	equity compensation
	of outstanding	outstanding	plans (excluding
	options, warrants	options, warrants	securities reflected in
	and rights	and rights	column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	15,355,264	$17.81	2,477,757
Equity compensation plans not approved by security holders	—	—	—

Total	15,355,264	$17.81	2,477,757

     On February 4, 2003, our corporate personnel committee granted options pertaining to 1,090,000 shares of our Class B common stock and our board amended our Director Plan to reduce the number of shares available for future grant to 180,000. Thus, as of February 28, 2003, there are only 324,012 shares remaining available for future issuance under our equity compensation plans, of which only 144,012 are available for grants to officers, employees and key personnel. For a listing of the company’s current equity compensation plans, see “– Equity Compensation Plan Information as of February 28, 2003” above.

Federal Income Tax Consequences of Stock Options

     The grant of non-qualified or incentive stock options will not generally result in tax consequences to our company or to the optionee. When an optionee exercises a non-qualified option, the difference between the exercise price and any higher fair market value of our Class B common stock on the date of exercise will be ordinary income to the optionee (subject to withholding) and, subject to Section 162(m), will generally be allowed as a deduction at that time for federal income tax purposes to his or her employer.

     Any gain or loss realized by an optionee on disposition of our Class B common stock acquired upon exercise of a non-qualified option will generally be capital gain or loss to the optionee, long-term or short-term depending on the holding period, and will not result in any additional federal income tax consequences to the employer. The optionee’s basis in our Class B common stock for determining gain or loss on the disposition will be the fair market value of our Class B common stock determined generally at the time of exercise.

     When an optionee exercises an incentive stock option while employed by us or within three months (one year for disability) after termination of employment, no ordinary income will be recognized by the optionee at that time, but the excess (if any) of the fair market value of our Class B common stock acquired upon such exercise over the option price will be an adjustment to taxable income for purposes of the federal alternative minimum tax. If our Class B common stock acquired upon exercise of the incentive stock option is not disposed of prior to the expiration of one year after the date of acquisition and two years after the date of grant of the option, the excess (if any) of the sale proceeds over the aggregate option exercise price of such Class B common stock will be long-term capital gain, but the employer will not be entitled to any tax deduction with respect to such gain. Generally, if our Class B common stock is disposed of prior to the expiration of such periods (a Disqualifying Disposition), the excess of the fair market value of such Class B common stock at the time of exercise over the aggregate option exercise price (but not more than the gain on the disposition if the disposition is a transaction on which a loss, if realized, would be recognized) will be ordinary income at the time of such Disqualifying Disposition (and the employer will generally be entitled to a federal income tax deduction in a like amount). Any gain realized by the optionee as the result of a Disqualifying Disposition that exceeds the amount treated as ordinary income will be capital in nature, long-term or short-term depending on the holding period. If an incentive stock option is exercised more than three months (one year for disability) after termination of employment, the federal income tax consequences are the same as described above for non-qualified stock options.

     If the exercise price of an option is paid by the surrender of previously owned shares, the basis of the previously owned shares carries over to an equal number of shares received in replacement. If the option is a non-qualified option, the income recognized on exercise is added to the basis. If the option is an incentive stock option, the optionee will recognize gain if the shares surrendered were acquired through the exercise of an incentive stock option and have not been held for the applicable holding period. This gain will be added to the basis of the shares received in replacement of the previously owned shares.

     We believe that taxable compensation arising in connection with stock options granted under the 2003 Stock Incentive Plan should be fully deductible by the employer for purposes of Section 162(m). Section 162(m) may limit the deductibility of an executive’s compensation in excess of $1,000,000 per year.

     The acceleration of the exercisability of stock options upon the occurrence of a change of control may give rise, in whole or in part, to excess parachute payments within the meaning of Section 280G of the Internal Revenue Code to the extent that the payments, when aggregated with other payments subject to Section 280G, exceed certain limitations. Excess parachute payments will be nondeductible to the employer and subject the recipient of the payments to a 20% excise tax.

     If permitted by the corporate personnel committee, at any time that a participant is required to pay to us the amount required to be withheld under applicable tax laws in connection with the exercise of a stock option or the issuance of our Class B common stock under the 2003 Stock Incentive Plan, the participant may deliver shares of our Class B Common Stock or elect to have us withhold from the shares that the participant would otherwise receive shares of our Class B common stock, having a value equal to the amount required to be withheld. This election must be made prior to the date on which the amount of tax to be withheld is determined.

     This discussion summarizes the federal income tax consequences of the stock options that may be granted under the 2003 Stock Incentive Plan based on current provisions of the Internal Revenue Code, which are subject to change. This summary does not cover any foreign, state or local tax consequences of the stock options.

Awards to Be Granted

     The grant of awards under the 2003 Stock Incentive Plan is entirely in the discretion of the corporate personnel committee. The corporate personnel committee has not yet made a determination as to the awards to be granted under the 2003 Stock Incentive Plan, if it is approved by our stockholders at the meeting.

Vote Required for Approval of the 2003 Stock Incentive Plan

     Approval of the 2003 Stock Incentive Plan requires the affirmative vote of the holders of a majority of the shares of our Class B common stock present in person or by proxy at the meeting.

     Our board of directors recommends a vote FOR this proposal.

Stockholder Proposals

     Two stockholders have each advised the company of their intention to present a proposal at the meeting. In accordance with applicable proxy regulations, the two proposals and supporting statements are set forth below. Approval of these proposals would require the affirmative vote of a majority of the shares of our Class B common stock present in person or by proxy.

     Upon request, we will provide the names and addresses of the proponents of these stockholder proposals and the number of shares of our Class B common stock that they hold. Requests may be sent to the Corporate Secretary, Freeport-McMoRan Copper & Gold Inc., 1615 Poydras Street, New Orleans, Louisiana 70112, or submitted by calling (504) 582-4000.

Stockholder Proposal 1

     RESOLVED: That the shareholders recommend that the offices of Freeport CEO and Chairman of the Board may not be held jointly by the same person.

The proponent presents the following reasons in support of the resolution:

1.       Bonuses and incentive compensation for executive officers are skewed beyond reasonable and appropriate incentives for outstanding job performance. Since the last quarter of 1997, the stock price has dropped from above $25 to $10/share by the end of 1998 and by May 1999 to below $10/share, dramatically below 1997 levels. Freeport’s 2002 proxy statement (p. 25) shows that since 1996 our stock has dramatically under performed the S&P 500 Stock Index and the Dow Jones Other Non-Ferrous Metals Group Index while losing over half its value. Despite this, the 2002 Proxy report (p. 12) shows that the annual base salary of the CEO was raised from $1.375 million in 2000 to $2.5 million in 2001. From 1999-2001, Freeport’s Chairman of the Board and CEO received over $13 million in salary and bonus alone, at a time in which our stock is paying no dividends.

According to the 4/12/2001 Wall Street Journal Report on Executive Pay (p. R12) shows that Freeport-McMoRan’s CEO received a salary bonus in 2000 of $4.125 million, the largest salary bonus of any WSJ’s Basic Materials sector company and a 10 percent salary bonus from 1999-2000. The company’s net income plunged -43.6% over the same time period. Comparing total shareholder return compared to industry peers, Freeport-McMoRan has dropped -125.1% over the five years ending in 2001, the third biggest loss of any company listed in the WSJ’s Basic Materials sector. No relationship exists between Executive Officer compensation and performance. This compensation is not consistent with the Corporate Personnel Committee’s policy as set out in the 2002 proxy statement (p. 19). Shareholder value and Executive compensation are not in balance. Executive pay is growing much faster than dividend payout (eliminated) and stock value. Because the CEO serves as Chairman of the Board of Directors, there is a direct conflict of interest in addressing this concern.

2.       According to the 2001 proxy statement six out of fifteen Board Directors received fees and benefits from $60-348K. In 2002, fewer directors accepted consulting fees (proxy statement, p. 26) but the amounts, $243-500K, soared, far exceeding the $25,000 annual fee for serving on the board. Thus, a portion of the Board of Directors, are hired to provide consulting services with no accounting to shareholders. Because the CEO serves as Board Chairman, there is a direct conflict of interest in addressing this concern.

3.       In recent McKinsey & Co. survey of 180 US directors representing almost 500 companies, nearly 70% said that the roles of Chairman of the Board and CEO should be separated (Financial Times, May 28, 2002). It is time for Freeport to separate the roles of Chairman of the Board and CEO.

Please vote YES on this important resolution.

Board Of Directors’ Statement In Opposition To Stockholder Proposal 1

     We believe that our current board structure, which permits the offices of the Chairman of the Board and CEO to be held by the same person, best serves the interests of our company and our stockholders. We do not believe that adoption of a rule requiring a separation of those roles would serve our stockholders’ interests. Our CEO currently serves as the Chairman of the Board because our Board, including our independent directors, believes that it is in the interest of our stockholders that he do so. Our Board has the responsibility to provide our company with the most effective leadership possible, and we believe that the arbitrary exclusion of any member of the Board from eligibility to serve as our Chairman would be contrary to the company’s best interest.

     Our current structure gives our Board the flexibility to decide on a case by case basis whether the CEO should be the Chairman of the Board. While in some circumstances it may be appropriate to separate the roles of Chairman and CEO, the Board believes that vesting the responsibilities and the authority of the Chairman and the CEO in one person is currently in the best interest of our company and stockholders.

     Our Board is committed to high standards of corporate governance. Under current Board practices, non-employee directors meet in executive session at the end of each regular quarterly board meeting. Moreover, all members of the Audit Committee, the Corporate Personnel Committee and the Nominating and Corporate Governance Committees are independent. Because all compensation decisions affecting our Chairman and CEO are made solely by independent directors, we believe that any potential conflicts of interest in setting executive compensation have been properly resolved by our Board.

     Your board of directors recommends a vote AGAINST the adoption of this proposal.

Stockholder Proposal 2

     A second shareholder proposal submitted for inclusion in our definitive proxy statement has been excluded from this preliminary filing. We have requested that the SEC staff confirm it will take no action if the proposal is excluded from our definitive proxy statement because we believe the proposal relates to matters that we have already substantially implemented. If the SEC staff does not grant our request, we will include the proposal and the company’s statement in opposition in our definitive proxy statement.

Financial Information

     A copy of our 2002 annual report accompanies this proxy statement. The financial statements which are included in our 2002 annual report are incorporated herein by reference. Additional copies of our 2002 annual report and copies of our annual report to stockholders on Form 10-K for the year ended December 31, 2002 (except for exhibits, unless the exhibits are specifically incorporated by reference) are available without charge upon request. You may request copies by writing or calling us at:

Freeport-McMoRan Copper & Gold Inc.
1615 Poydras Street
New Orleans, Louisiana 70112
Attention: Investor Relations
(504) 582-4000

Annex A

Freeport-McMoRan Copper & Gold Inc.
___________________

Charter of the Audit Committee
of the Board of Directors
___________________

February 4, 2003

I.	Scope of Responsibility of Audit Committee.

          A.      General.

          The Audit Committee’s primary function is to assist the Board of Directors in fulfilling the Board’s oversight responsibilities by monitoring (1) the Company’s continuing development and performance of its system of financial reporting, auditing, internal controls and legal and regulatory compliance, (2) the operation and integrity of the system, (3) performance and qualifications of the Company’s external and internal auditors and (4) the independence of the Company’s external auditors. In addition, the Audit Committee will prepare the report required by the Securities and Exchange Commission (the “Commission”) to be included in the Company’s annual proxy statement.

          B.      Relationship to Other Groups.

                     1.      Allocation of Responsibilities. The Company’s management is principally responsible for developing and consistently applying the Company’s accounting principles and practices, preparing the Company’s financial statements and maintaining an appropriate system of internal controls. The Company’s external auditors are responsible for auditing the Company’s financial statements to obtain reasonable assurance that the financial statements are free from material misstatement. In this regard, the external auditors must develop an overall understanding of the Company’s accounting principles and practices and internal controls to the extent necessary to support their report on the Company’s financial statements. The internal auditors are responsible for objectively assessing management’s accounting processes and internal controls and the extent of compliance therewith. The Audit Committee, as the delegate of the Board of Directors, is responsible for overseeing this process.

                     2.       Accountability of the Auditors. The external and internal auditors will be advised that they are ultimately accountable to the Audit Committee.

                     3.       Accountability of the Audit Committee. The Audit Committee has the ultimate authority and responsibility to select, evaluate the performance of, and, if necessary, replace the external and internal auditors.

                     4.       Communication. The Audit Committee will strive to maintain an open and free avenue of communication among management, the external auditors, the internal auditors, the Audit Committee and the Board of Directors, and will make regular reports to the Board of Directors concerning the activities and recommendations of the Audit Committee.

II.	Composition of Audit Committee.

          The Audit Committee will be comprised of three or more directors appointed by the Board of Directors upon the recommendation of the Nominating and Corporate Governance Committee, each of whom will meet the standards of independence, experience and any other qualifications required from time to time by the New York Stock Exchange (or, if the Company’s common stock is listed or traded on some other exchange or trading system, the standards of independence and any other qualifications required by the other exchange or system), Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the

Commission. At least one member of the Audit Committee shall qualify as a “financial expert” (as defined by the Commission), as determined by the Board of Directors. Audit Committee members shall not simultaneously serve on the audit committees of more than two other public companies.

III.	Meetings of Audit Committee.

          The Audit Committee will meet at least quarterly, or more frequently if the Audit Committee determines it to be necessary. The Audit Committee will meet periodically in executive sessions with the internal auditors and the external auditors, and will request that the external and internal auditors bring any matters they deem to be pertinent to the attention of the Audit Committee in such sessions. To foster open communications, the Audit Committee may invite other directors or representatives of management, the external auditors or the internal auditors to attend any of its meetings, but reserves the right in its discretion to meet at any time in executive session. The Audit Committee will maintain written minutes of all its meetings, which will be available to every member of the Board of Directors.

IV.	Powers of Audit Committee.

             A.      Activities and Powers Relating to the External and Internal Audits.

                        1.       Planning the External and Internal Audits. In connection with its oversight functions, the Audit Committee will monitor the planning of both the external audit of the Company’s financial statements and the internal audit process, including taking the following actions:

                   a.     select, retain and approve the external auditors and preapprove all auditing services and non-audit services permitted by law and Audit Committee policy (including the fees and terms of such services) to be performed for the Company by the external auditors, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act that are approved by the Audit Committee prior to the completion of the audit;

                   b.     select, retain and approve the internal auditors and preapprove all auditing services and non-audit services permitted by law and Audit Committee policy (including the fees and terms of such services) to be performed for the Company by the internal auditors;

                   c.     discuss with the external and internal auditors the nature and amount of fees relating to non-audit services performed for the Company and confirm that such services (1) do not violate the Audit Committee’s policy against its internal and external auditors performing business consulting services and (2) for the external auditors, do not impair their independence under applicable professional standards and regulatory requirements;

                   d.     as required, form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant preapprovals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant preapprovals will be presented to the full Audit Committee at its next scheduled meeting;

                   e.     ensure the rotation of all audit partners (as defined by the Commission) of the external auditors having primary responsibility for the audit and the reviewing audit partner of the external auditors as required by law;

                   f.     discuss with the external and internal auditors the scope and comprehensiveness of their respective audit plans prior to their respective audits; and

                   g.     discuss with the external and internal auditors the results of their processes to assess risk in the context of their respective audit engagements, including all pertinent issues or concerns regarding their client relationship with the Company raised in their internal client retention assessment or similar process.

                        2.       Review of the External Audit. The Audit Committee will review the results of the annual external audit with the external auditors and will:

                   a.     obtain and review timely reports by the external auditors describing:

                            (1)     all critical accounting policies and practices to be used;

                            (2)     all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the external auditors; and

                            (3)     other material written communications between the external auditors and management, such as any management letter or schedule of unadjusted differences;

                   b.     obtain and review timely reports by the external auditors describing:

                            (1)     the external auditors’ internal quality-control procedures;

                            (2)     any material issues raised by the most recent internal quality-control review, or peer review, of the external auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the external auditors, and any steps taken to deal with any such issues; and

                            (3)     all significant relationships between the external auditors and the Company, including those described in written statements of the external auditors furnished under Independence Standards Board Standard No. 1;

                   c.     discuss the Company’s annual audited financial statements, quarterly financial statements and related footnotes with the external auditors and management, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

                   d.     review other sections of the Company’s annual report or Form 10-K that pertain principally to financial matters;

                   e.     discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies;

                   f.     review and discuss with management and the external auditors any significant policies relating to risk assessment and risk management, and the steps management has taken to monitor, control and minimize the Company’s major financial risk exposures, if any;

                   g.     review with the external auditors any audit problems or difficulties with management’s response, including: (1) any restrictions on the scope of activities or access to requested information and (2) any recommendations made by the external auditors as a result of the audit;

                   h.     review the accounting implications of significant new transactions;

                   i.     review and discuss with management and the external auditors any significant changes required in the external auditors’ audit plan for future years; and

                   j.     review the extent to which the Company has implemented changes and improvements in financial and accounting practices or internal controls that the external auditors previously recommended or the Audit Committee previously approved, and any special audit steps taken in light of material control deficiencies.

                        3.       Review of Internal Audit. The Audit Committee will review the results of the internal audit process with the internal auditors, including the following matters:

                   a.     significant audit findings;

                   b.     the integrity and adequacy of the Company’s management reporting processes, internal controls and corporate compliance procedures;

                   c.     review with the internal auditors any audit problems or difficulties with management’s response;

                   d.     significant changes required in the internal auditors’ audit plan for future years; and

                   e.     the extent to which the Company has implemented changes and improvements in management reporting practices or internal controls that the internal auditors previously recommended or the Audit Committee previously approved.

                        4.        Post-Audit Review Activities. In connection with or following the completion of its review of the external and internal audits, the Audit Committee or its Chairman may in their discretion meet with the external auditors, internal auditors or management to discuss any changes required in the audit plans for future periods and any other appropriate matters regarding the audit process.

               B.      Other Powers.

               To the extent the Audit Committee deems necessary or appropriate, it will also:

                        1.      retain and consult periodically with special legal, accounting or other consultants as necessary to advise the Audit Committee;

                        2.     establish and periodically review procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

                        3.     establish clear hiring policies for employees or former employees of current or former external auditors;

                        4.     conduct an annual performance evaluation of the Audit Committee;

                        5.     review with management and the external auditors the effect of regulatory and accounting changes on the financial statements during the prior year, including material off-balance sheet transactions, complex or unusual transactions and highly judgmental areas, recent professional and regulatory pronouncements, and in instances where alternative accounting treatments are permitted, reasons for the accounting treatment selected;

                        6.     discuss with the external auditors the nature of disagreements among audit engagement personnel, between audit engagement personnel and the independent reviewing partner and/or any other audit firm personnel consulted regarding appropriate accounting and disclosure for significant events or transactions;

                        7.      request management or the external auditors to provide analyses or reports regarding (1) any “second opinion” sought by management from an audit firm other than the Company’s external auditors, or (2) any other information that the Audit Committee deems necessary to perform its oversight functions;

                        8.      discuss with the external auditors their views regarding the clarity of the Company’s financial disclosures, the quality of the Company’s accounting principles as applied, the underlying estimates and other significant judgments that management made in preparing the financial statements, the compatibility of the Company’s principles and judgments with prevailing practices and standards and, to the extent permitted by their professional standards, their assessment of the overall degree of quality of the Company’s reported financial results based on the results of their audits;

                        9.     discuss with the external auditors the nature and amount of all adjustments resulting from their audit, whether recorded by the Company or not, and discuss with management the reasons why any unrecorded adjustments were not included in results for the period;

                        10.      conduct or authorize investigations into any matters within the Audit Committee’s scope of responsibilities, as the Audit Committee determines to be necessary or appropriate to enable it to carry out its duties;

                        11.      review periodically the effectiveness and adequacy of the Company’s corporate compliance procedures, including the Company’s ethics and business conduct policy, and consider and recommend to the Board of Directors any proposed changes that the Audit Committee deems appropriate or advisable;

                        12      review periodically with the Company’s legal counsel pending and threatened litigation, inquiries received from governmental agencies, or any other legal matters that may have a material impact on the Company’s financial statements, internal controls, or corporate compliance procedures;

                        13.      review the integrity and adequacy of, and if necessary, recommend changes and improvements in, the Company’s disclosure policies, as well as in the internal controls of the Company; communicate recommended changes and improvements to management and the Board of Directors; and take appropriate steps to assure that recommended changes and improvements are implemented;

                        14.      undertake any special projects assigned by the Board of Directors;

                        15.      issue any reports or perform any other duties required by (a) the Company’s certificate of incorporation or by-laws, (b) applicable law or (c) rules or regulations of the Securities and Exchange Commission, the New York Stock Exchange, or any other self-regulatory organization having jurisdiction over the affairs of the Audit Committee; and

                        16.      consider and act upon any other matters concerning the financial affairs of the Company as the Audit Committee, in its discretion, may determine to be advisable in connection with its oversight functions.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the external auditors.

V.            Review of Charter.

                The Audit Committee will review this Charter annually, and may consider, adopt and submit to the Board of Directors any proposed changes that the Audit Committee deems appropriate or advisable.

* * * * * * * * * *

Approved by the Audit Committee on February 4, 2003.

Adopted by the Board of Directors on February 4, 2003.

Annex B

Freeport-McMoRan Copper & Gold Inc.
2003 Stock Incentive Plan

SECTION 1

      Purpose. The purpose of the Freeport-McMoRan Copper & Gold Inc. 2003 Stock Incentive Plan (the “Plan”) is to motivate and reward key employees, consultants and advisers by giving them a proprietary interest in the Company’s success.

SECTION 2

      Definitions. As used in the Plan, the following terms shall have the meanings set forth below:

      “Award” shall mean any Option, Stock Appreciation Right, Limited Right, Restricted Stock or Other Stock-Based Award.

      “Award Agreement” shall mean any notice of grant, written agreement, contract or other instrument or document evidencing any Award, which may, but need not, be executed or acknowledged by a Participant.

      “Board” shall mean the Board of Directors of the Company.

      “Class B Common Stock” shall mean the Class B Common Stock, $.10 par value per share of the Company.

      “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

      “Committee” shall mean, until otherwise determined by the Board, the Corporate Personnel Committee of the Board.

      “Company” shall mean Freeport-McMoRan Copper & Gold Inc.

      “Designated Beneficiary” shall mean the beneficiary designated by the Participant, in a manner determined by the Committee, to receive the benefits due the Participant under the Plan in the event of the Participant’s death. In the absence of an effective designation by the Participant, Designated Beneficiary shall mean the Participant’s estate.

      “Eligible Individual” shall mean (i) any person providing services as an officer of the Company or a Subsidiary, whether or not employed by such entity, including any such person who is also a director of the Company, (ii) any employee of the Company or a Subsidiary, including any director who is also an employee of the Company or a Subsidiary, (iii) any officer or employee of an entity with which the Company has contracted to receive executive, management or legal services who provides services to the Company or a Subsidiary through such arrangement, (iv) any consultant or adviser to the Company, a Subsidiary or to an entity described in clause (iii) hereof who provides services to the Company or a Subsidiary through such arrangement and (v) any person who has agreed in writing to become a person described in clauses (i), (ii), (iii) or (iv) within not more than 30 days following the date of grant of such person’s first Award under the Plan.

      “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

      “Incentive Stock Option” shall mean an option granted under Section 6 of the Plan that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

      “Limited Right” shall mean any right granted under Section 8 of the Plan.

      “Nonqualified Stock Option” shall mean an option granted under Section 6 of the Plan that is not intended to be an Incentive Stock Option.

      “Offer” shall mean any tender offer, exchange offer or series of purchases or other acquisitions, or any combination of those transactions, as a result of which any person, or any two or more persons acting as a group, and all affiliates of such person or persons, shall beneficially own more than 40% of all classes and series of the Company’s stock outstanding, taken as a whole, that has voting rights with respect to the election of directors of the Company (not including any series of preferred stock of the Company that has the right to elect directors only upon the failure of the Company to pay dividends).

      “Offer Price” shall mean the highest price per Share paid in any Offer that is in effect at any time during the period beginning on the ninetieth day prior to the date on which a Limited Right is exercised and ending on and including the date of exercise of such Limited Right. Any securities or property that comprise all or a portion of the consideration paid for Shares in the Offer shall be valued in determining the Offer Price at the higher of (i) the valuation placed on such securities or property by the person or persons making such Offer, or (ii) the valuation, if any, placed on such securities or property by the Committee or the Board.

      “Option” shall mean an Incentive Stock Option or a Nonqualified Stock Option.

      “Other Stock-Based Award” shall mean any right or award granted under Section 10 of the Plan.

      “Participant” shall mean any Eligible Individual granted an Award under the Plan.

      “Person” shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

      “Restricted Stock” shall mean any restricted stock granted under Section 9 of the Plan.

      “Section 162(m)” shall mean Section 162(m) of the Code and all regulations promulgated thereunder as in effect from time to time.

      “Shares” shall mean the shares of Class B Common Stock of the Company and such other securities of the Company or a Subsidiary as the Committee may from time to time designate.

      “Stock Appreciation Right” shall mean any right granted under Section 7 of the Plan.

      “Subsidiary” shall mean (i) any corporation or other entity in which the Company possesses directly or indirectly equity interests representing at least 50% of the total ordinary voting power or at least 50% of the total value of all classes of equity interests of such corporation or other entity and (ii) any other entity in which the Company has a direct or indirect economic interest that is designated as a Subsidiary by the Committee.

SECTION 3

      (a)  Administration. The Plan shall be administered by the Committee. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to an Eligible Individual; (iii) determine the number of Shares to be covered by, or with respect to which payments, rights or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, whole Shares, other whole securities, other Awards, other property or other cash amounts payable by the Company upon the exercise of that or other Awards, or canceled, forfeited or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable by the Company with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee; (vii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (viii) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all Persons, including the Company, any Subsidiary, any Participant, any holder or beneficiary of any Award, any stockholder of the Company and any Eligible Individual.

      (b)  Delegation. Subject to the terms of the Plan and applicable law, the Committee may delegate to one or more officers of the Company the authority, subject to such terms and limitations as the Committee shall determine, to grant and set the terms of, to cancel, modify or waive rights with respect to, or to alter, discontinue, suspend, or terminate Awards held by Eligible Individuals who are not officers or directors of the Company for purposes of Section 16 of the Exchange Act, or any successor section thereto, or who are otherwise not subject to such Section; provided, however, that the per share exercise price of any Option granted under this Section 3(b) shall be equal to the fair market value of the underlying Shares on the date of grant.

SECTION 4

      Eligibility. Any Eligible Individual shall be eligible to be granted an Award.

SECTION 5

      (a)  Shares Available for Awards. Subject to adjustment as provided in Section 5(b):

(i) Calculation of Number of Shares Available.

(A) Subject to the other provisions of this Section 5(a), the number of Shares with respect to which Awards payable in Shares may be granted under the Plan shall be 8,000,000 shares of Class B Common Stock. Awards that by their terms may be settled only in cash shall not be counted against the maximum number of Shares provided herein.

(B) The number of Shares that may be issued pursuant to Incentive Stock Options may not exceed 8,000,000 Shares.

(C) Subject to the other provisions of this Section 5(a), the maximum number of Shares with respect to which Awards in the form of Restricted Stock or Other Stock-Based Awards payable in Shares for which a per share purchase price that is less than 100% of the fair market value of the securities to which the Award relates shall be 2,500,000 Shares.

(D) To the extent any Shares covered by an Award are not issued because the Award is forfeited or canceled or the Award is settled in cash, such Shares shall again be available for grant pursuant to new Awards under the Plan.

(E) In the event that Shares are issued as Restricted Stock or Other Stock-Based Awards under the Plan and thereafter are forfeited or reacquired by the Company pursuant to rights reserved upon issuance thereof, such Shares shall again be available for grant pursuant to new Awards under the Plan.

(F) If the exercise price of any Option is satisfied by tendering Shares to the Company, only the number of Shares issued net of the Shares tendered shall be deemed issued for purposes of determining the maximum number of Shares available for issuance under Section 5(a)(i)(A). However, all of the Shares issued upon exercise shall be deemed issued for purposes of determining the maximum number of Shares that may be issued pursuant to Incentive Stock Options.

(ii) Shares Deliverable Under Awards. Any Shares delivered pursuant to an Award may consist of authorized and unissued Shares or of treasury Shares, including Shares held by the Company or a Subsidiary and Shares acquired in the open market or otherwise obtained by the Company or a Subsidiary. The issuance of Shares may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

(iii) Individual Limit. Any provision of the Plan to the contrary notwithstanding, no individual may receive in any year Awards under the Plan, whether payable in cash or Shares, that relate to more than 2,500,000 Shares.

(iv) Use of Shares. Subject to the terms of the Plan and the overall limitation on the number of Shares that may be delivered under the Plan, the Committee may use available Shares as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of the Company or a Subsidiary, including, but not limited to, the Company’s Annual Incentive Plan and the plans or arrangements of the Company or a Subsidiary assumed in business combinations.

      (b)  Adjustments. In the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Shares, Subsidiary securities, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee may, in its sole discretion and in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities or property) with respect to which Awards may be granted, (ii) the number and type of Shares (or other securities or property) subject to outstanding Awards, and (iii) the grant or exercise price with respect to any Award and, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award and, if deemed appropriate, adjust outstanding Awards to provide the rights contemplated by Section 11(b) hereof; provided, in each case, that with respect to Awards of Incentive Stock Options no such adjustment shall be authorized to the extent that such authority would cause the Plan to violate Section 422(b)(1) of the Code or any successor provision thereto and, with respect to all Awards under the Plan, no such adjustment shall be authorized to the extent that such authority would be inconsistent with the requirements for full deductibility under Section 162(m); and provided further that the number of Shares subject to any Award denominated in Shares shall always be a whole number.

SECTION 6

      (a)  Stock Options. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Eligible Individuals to whom Options shall be granted, the number of Shares to be covered by each Option, the option price thereof and the conditions and limitations applicable to the exercise of the Option and the other terms thereof. The Committee shall have the authority to grant Incentive Stock Options, Nonqualified Stock Options or both. In the case of Incentive Stock Options, the terms and conditions of such grants shall be subject to and comply with such rules as may be required by Section 422 of the Code, as from time to time amended, and any implementing regulations. Except in the case of an Option granted in assumption of or substitution for an outstanding award of a company acquired by the Company or with which the Company combines, the exercise price of any Option granted under this Plan shall not be less than 100% of the fair market value of the underlying Shares on the date of grant.

      (b) Exercise. Each Option shall be exercisable at such times and subject to such terms and conditions as the Committee may, in its sole discretion, specify in the applicable Award Agreement or thereafter, provided, however, that in no event may any Option granted hereunder be exercisable after the expiration of 10 years after the date of such grant. The Committee may impose such conditions with respect to the exercise of Options, including without limitation, any condition relating to the application of Federal or state securities laws, as it may deem necessary or advisable. An option may be exercised, in whole or in part, by giving written notice to the Company, specifying the number of Shares to be purchased. The exercise notice shall be accompanied by the full purchase price for the Shares.

      (c)  Payment. The Option price shall be payable in United States dollars and may be paid by (i) cash or cash equivalent; (ii) delivery of shares of Class B Common Stock, which shares shall be valued for this purpose at the fair market value (valued in accordance with procedures established by the Committee) on the business day immediately preceding the date such Option is exercised and, unless otherwise determined by the Committee, shall have been held by the optionee for at least six months; or (iii) in such other manner as may be authorized from time to time by the Committee. Prior to the issuance of Shares upon the exercise of an Option, a Participant shall have no rights as a shareholder.

SECTION 7

      (a)  Stock Appreciation Rights. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Eligible Individuals to whom Stock Appreciation Rights shall be granted, the number of Shares to be covered by each Award of Stock Appreciation Rights, the grant price thereof and the conditions and limitations applicable to the exercise of 4the Stock Appreciation Right and the other terms thereof. Stock Appreciation Rights may be granted in tandem with another Award, in addition to another Award, or freestanding and unrelated to any other Award. Stock Appreciation Rights granted in tandem with or in addition to an Option or other Award may be granted either at the same time as the Option or other Award or at a later time. Stock Appreciation Rights shall not be exercisable after the expiration of 10 years after the date of grant. Except in the case of a Stock Appreciation Right granted in assumption of or substitution for an outstanding award of a company acquired by the Company or with which the Company combines, the grant price of any Stock Appreciation Right granted under this Plan shall not be less than 100% of the fair market value of the Shares covered by such Stock Appreciation Right on the date of grant or, in the case of a Stock Appreciation Right granted in tandem with a then outstanding Option or other Award, on the date of grant of such related Option or Award.

      (b)  A Stock Appreciation Right shall entitle the holder thereof to receive upon exercise, for each Share to which the Stock Appreciation Right relates, an amount equal to the excess, if any, of the fair market value of a Share on the date of exercise of the Stock Appreciation Right over the grant price. Any Stock Appreciation Right shall be settled in cash, unless the Committee shall determine at the time of grant of a Stock Appreciation Right that it shall or may be settled in cash, Shares or a combination of cash and Shares.

SECTION 8

      (a)  Limited Rights. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Eligible Individuals to whom Limited Rights shall be granted, the number of Shares to be covered by each Award of Limited Rights, the grant price thereof and the conditions and limitations applicable to the exercise of the Limited Rights and the other terms thereof. Limited Rights may be granted in tandem with another Award, in addition to another Award, or freestanding and unrelated to any Award. Limited Rights granted in tandem with or in addition to an Award may be granted either at the same time as the Award or at a later time. Limited Rights shall not be exercisable after the expiration of 10 years after the date of grant and shall only be exercisable during a period determined at the time of grant by the Committee beginning not earlier than one day and ending not more than ninety days after the expiration date of an Offer. Except in the case of a Limited Right granted in assumption of or substitution for an outstanding award of a company acquired by the Company or with which the Company combines, the grant price of any Limited Right granted under this Plan shall not be less than 100% of the fair market value of the Shares covered by such Limited Right on the date of grant or, in the case of a Limited Right granted in tandem with a then outstanding Option or other Award, on the date of grant of such related Option or Award.

      (b)  A Limited Right shall entitle the holder thereof to receive upon exercise, for each Share to which the Limited Right relates, an amount equal to the excess, if any, of the Offer Price on the date of exercise of the Limited Right over the grant price. Any Limited Right shall be settled in cash, unless the Committee shall determine at the time of grant of a Limited Right that it shall or may be settled in cash, Shares or a combination of cash and Shares.

SECTION 9

      (a)  Grant of Restricted Stock. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Eligible Individuals to whom Restricted Stock shall be granted, the number of Shares to be covered by each Award of Restricted Stock and the terms, conditions, and limitations applicable thereto. The Committee shall also have authority to grant restricted stock units. Restricted stock units shall be subject to the requirements applicable to Other Stock-Based Awards under Section 10. An Award of Restricted Stock may be subject to the attainment of specified performance goals or targets, restrictions on transfer, forfeitability provisions and such other terms and conditions as the Committee may determine, subject to the provisions of the Plan. An award of Restricted Stock may be made in lieu of the payment of cash compensation otherwise due to an Eligible Individual. To the extent that Restricted Stock is intended to qualify as “performance- based compensation” under Section 162(m), it must meet the additional requirements imposed thereby.

      (b)  The Restricted Period. At the time that an Award of Restricted Stock is made, the Committee shall establish a period of time during which the transfer of the Shares of Restricted Stock shall be restricted (the “Restricted Period”). Each Award of Restricted Stock may have a different Restricted Period. A Restricted Period of at least three years is required, with incremental vesting of the Award over the three-year period permitted. However, if the grant or vesting of the Shares is subject to the attainment of specified performance goals, a Restricted Period of at least one year with incremental vesting is permitted. The expiration of the Restricted Period shall also occur as provided in the Award Agreement in accordance with Section 12(a) hereof.

      (c)  Escrow. The Participant receiving Restricted Stock shall enter into an Award Agreement with the Company setting forth the conditions of the grant. Certificates representing Shares of Restricted Stock shall be registered in the name of the Participant and deposited with the Company, together with a stock power endorsed in blank by the Participant. Each such certificate shall bear a legend in substantially the following form:

The transferability of this certificate and the shares of Class B Common Stock represented by it are subject to the terms and conditions (including conditions of forfeiture) contained in the Freeport-McMoRan Copper & Gold Inc. 2003 Stock Incentive Plan (the “Plan”) and a notice of grant issued thereunder to the registered owner by Freeport-McMoRan Copper & Gold Inc. Copies of the Plan and the notice of grant are on file at the principal office of Freeport-McMoRan Copper & Gold Inc.

      (d)  Dividends on Restricted Stock. Any and all cash and stock dividends paid with respect to the Shares of Restricted Stock shall be subject to any restrictions on transfer, forfeitability provisions or reinvestment requirements as the Committee may, in its discretion, prescribe in the Award Agreement.

      (e)  Forfeiture. In the event of the forfeiture of any Shares of Restricted Stock under the terms provided in the Award Agreement (including any additional Shares of Restricted Stock that may result from the reinvestment of cash and stock dividends, if so provided in the Award Agreement), such forfeited shares shall be surrendered and the certificates canceled. The Participants shall have the same rights and privileges, and be subject to the same forfeiture provisions, with respect to any additional Shares received pursuant to Section 5(b) or Section 11(b) due to a recapitalization, merger or other change in capitalization.

      (f)  Expiration of Restricted Period. Upon the expiration or termination of the Restricted Period and the satisfaction of any other conditions prescribed by the Committee or at such earlier time as provided for in the Award Agreement or an amendment thereto, the restrictions applicable to the Restricted Stock shall lapse and a stock certificate for the number of Shares of Restricted Stock with respect to which the restrictions have lapsed shall be delivered, free of all such restrictions and legends, except any that may be imposed by law, to the Participant or the Participant’s estate, as the case may be.

      (g)  Rights as a Shareholder. Subject to the terms and conditions of the Plan and subject to any restrictions on the receipt of dividends that may be imposed in the Award Agreement, each Participant receiving Restricted Stock shall have all the rights of a shareholder with respect to Shares of stock during any period in which such Shares are subject to forfeiture and restrictions on transfer, including without limitation, the right to vote such Shares.

      (h)  Performance-Based Restricted Stock under Section 162(m). The Committee shall determine at the time of grant if a grant of Restricted Stock is intended to qualify as “performance-based compensation” as that term is used in Section 162(m). Any such grant shall be conditioned on the achievement of one or more performance measures. The performance measures pursuant to which the Restricted Stock shall vest shall be any or a combination of the following: earnings per share, return on assets, an economic value added measure, shareholder return, earnings, return on equity, return on investment, cash provided by operating activities, increase in cash flow, return on cash flow, or increase in production of the Company, a division of the Company or a Subsidiary. For any performance period, such performance objectives may be measured on an absolute basis or relative to a group of peer companies selected by the Committee, relative to internal goals or relative to levels attained in prior years. For grants of Restricted Stock intended to qualify as “performance-based compensation,” the grants of Restricted Stock and the establishment of performance measures shall be made during the period required under Section 162(m).

SECTION 10

      (a)  Other Stock-Based Awards. The Committee is hereby authorized to grant to Eligible Individuals an “Other Stock-Based Award,” which shall consist of an Award that is not an instrument or Award specified in Sections 6 through 9 of this Plan, the value of which is based in whole or in part on the value of Shares, including a restricted stock unit. Other Stock-Based Awards may be awards of Shares or may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible or exchangeable into or exercisable for Shares), as deemed by the Committee consistent with the purposes of the Plan. The Committee shall determine the terms and conditions of any such Other Stock-Based Award and may provide that such awards would be payable in whole or in part in cash. To the extent that an Other Stock-Based Award is intended to qualify as “performance-based compensation” under Section 162(m), it must be made subject to the attainment of one or more of the performance goals specified in Section 10(b) hereof and meet the additional requirements imposed by Section 162(m).

      (b)  Performance-Based Other Stock-Based Awards under Section 162(m). The Committee shall determine at the time of grant if the grant of an Other Stock-Based Award is intended to qualify as “performance-based compensation” as that term is used in Section 162(m). Any such grant shall be conditioned on the achievement of one or more performance measures. The performance measures pursuant to which the Other Stock-Based Award shall vest shall be any or a combination of the following: earnings per share, return on assets, an economic value added measure, shareholder return, earnings, return on equity, return on investment, cash provided by operating activities, increase in cash flow, return on cash flow, or increase in production of the Company, a division of the Company or a Subsidiary. For any performance period, such performance objectives may be measured on an absolute basis or relative to a group of peer companies selected by the Committee, relative to internal goals or relative to levels attained in prior years. For grants of Other Stock-Based Awards intended to qualify as “performance-based compensation,” the grants of Other Stock-Based Awards and the establishment of performance measures shall be made during the period required under Section 162(m).

      (c)  Dividend Equivalents. In the sole and complete discretion of the Committee, an Award, whether made as an Other Stock-Based Award under this Section 10 or as an Award granted pursuant to Sections 6 through 9 hereof, may provide the holder thereof with dividends or dividend equivalents, payable in cash, Shares, Subsidiary securities, other securities or other property on a current or deferred basis.

SECTION 11

      (a)  Amendment or Discontinuance of the Plan. The Board may amend or discontinue the Plan at any time; provided, however, that no such amendment may

(i) without the approval of the stockholders, (a) increase, subject to adjustments permitted herein, the maximum number of shares of Class B Common Stock that may be issued through the Plan, (b) materially increase the benefits accruing to Participants under the Plan, (c) materially expand the classes of persons eligible to participate in the Plan, or (d) amend Section 11(c) to permit a reduction in the exercise price of Options; or

(ii) materially impair, without the consent of the recipient, an Award previously granted.

      (b)  Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 5(b) hereof) affecting the Company, or the financial statements of the Company or any Subsidiary, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

      (c)  Cancellation. Any provision of this Plan or any Award Agreement to the contrary notwithstanding, the Committee may cause any Award granted hereunder to be canceled in consideration of a cash payment or alternative Award made to the holder of such canceled Award equal in value to such canceled Award. Notwithstanding the foregoing, except for adjustments permitted under Sections 5(b) and 11(b), no action by the Committee shall cause a reduction in the exercise price of Options granted under the Plan without the approval of the stockholders of the Company. The determinations of value under this subparagraph shall be made by the Committee in its sole discretion.

SECTION 12

      (a)  Award Agreements. Each Award hereunder shall be evidenced by an agreement or notice delivered to the Participant (by paper copy or electronically) that shall specify the terms and conditions thereof and any rules applicable thereto, including but not limited to the effect on such Award of the death, retirement or other termination of employment or cessation of consulting or advisory services of the Participant and the effect thereon, if any, of a change in control of the Company.

      (b)  Withholding. (i) A Participant may be required to pay to the Company, and the Company shall have the right to deduct from all amounts paid to a Participant (whether under the Plan or otherwise), any taxes required by law to be paid or withheld in respect of Awards hereunder to such Participant. The Committee may provide for additional cash payments to holders of Awards to defray or offset any tax arising from the grant, vesting, exercise or payment of any Award.

(ii) At any time that a Participant is required to pay to the Company an amount required to be withheld under the applicable tax laws in connection with the issuance of shares of Class B Common Stock under the Plan, the Participant may, if permitted by the Committee, satisfy this obligation in whole or in part by electing (the “Election”) to have the Company withhold from the issuance shares of Class B Common Stock having a value equal to the amount required to be withheld. The value of the shares withheld shall be based on the fair market value of the Class B Common Stock on the date that the amount of tax to be withheld shall be determined in accordance with applicable tax laws (the “Tax Date”).

(iii) Each Election must be made prior to the Tax Date. The Committee may suspend or terminate the right to make Elections at any time.

(iv) If permitted by the Committee, a Participant may also satisfy his or her total tax liability related to the Award by delivering Shares owned by the Participant. The value of the Shares delivered shall be based on the fair market value of the Shares on the Tax Date.

      (c)  Transferability. No Awards granted hereunder may be transferred, pledged, assigned or otherwise encumbered by a Participant except: (i) by will; (ii) by the laws of descent and distribution; (iii) pursuant to a domestic relations order, as defined in the Code, if permitted by the Committee and so provided in the Award Agreement or an amendment thereto; or (iv) if permitted by the Committee and so provided in the Award Agreement or an amendment thereto, Options and Limited Rights granted in tandem therewith may be transferred or assigned (w) to Immediate Family Members, (x) to a partnership in which Immediate Family Members, or entities in which Immediate Family Members are the owners, members or beneficiaries, as appropriate, are the partners, (y) to a limited liability company in which Immediate Family Members, or entities in which Immediate Family Members are the owners, members or beneficiaries, as appropriate, are the members, or (z) to a trust for the benefit of Immediate Family Members; provided, however, that no more than a de minimus beneficial interest in a partnership, limited liability company or trust described in (x), (y) or (z) above may be owned by a person who is not an Immediate Family Member or by an entity that is not beneficially owned solely by Immediate Family Members. “Immediate Family Members” shall be defined as the spouse and natural or adopted children or grandchildren of the Participant and their spouses. To the extent that an Incentive Stock Option is permitted to be transferred during the lifetime of the Participant, it shall be treated thereafter as a Nonqualified Stock Option. Any attempted assignment, transfer, pledge, hypothecation or other disposition of Awards, or levy of attachment or similar process upon Awards not specifically permitted herein, shall be null and void and without effect. The designation of a Designated Beneficiary shall not be a violation of this Section 12(c).

      (d)  Share Certificates. All certificates for Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares or other securities are then listed, and any applicable federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

      (e)  No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of options, stock appreciation rights, restricted stock, and other types of Awards provided for hereunder (subject to stockholder approval of any such arrangement if approval is required), and such arrangements may be either generally applicable or applicable only in specific cases.

      (f)  No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of or as a consultant or adviser to the Company or any Subsidiary or in the employ of or as a consultant or adviser to any other entity providing services to the Company. The Company or any Subsidiary or any such entity may at any time dismiss a Participant from employment, or terminate any arrangement pursuant to which the Participant provides services to the Company or a Subsidiary, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement. No Eligible Individual or other person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Eligible Individuals, Participants or holders or beneficiaries of Awards.

      (g)  Governing Law. The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of Delaware.

      (h)  Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

      (i)  No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

      (j)  No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated, or otherwise eliminated.

      (k)  Deferral Permitted. Payment of cash or distribution of any Shares to which a Participant is entitled under any Award shall be made as provided in the Award Agreement. Payment may be deferred at the option of the Participant if provided in the Award Agreement.

      (l)  Headings. Headings are given to the subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

SECTION 13

      Term of the Plan. Subject to Section 11(a), no Awards may be granted under the Plan later than ten years after the date the Plan was adopted by the Board; provided, however, that Awards granted prior to such date shall remain in effect until such Awards have either been satisfied, expired or canceled under the terms of the Plan, and any restrictions imposed on Shares in connection with their issuance under the Plan have lapsed.

FREEPORT-McMoRAN COPPER & GOLD INC.

Proxy Solicited on Behalf of the Board of Directors for Annual Meeting of
Stockholders, May 1, 2003

     The undersigned hereby appoints James R. Moffett and Richard C. Adkerson, or either of them, as proxies, with full power of substitution, to vote the shares of the undersigned in Freeport-McMoRan Copper & Gold Inc. at the Annual Meeting of Stockholders to be held on Thursday, May 1, 2003, at 1:00 p.m., and at any adjournment thereof, on all matters coming before the meeting. The proxies will vote: (1) as you specify on the back of this card, (2) as the Board of Directors recommends where you do not specify your vote on a matter listed on the back of this card, and (3) as the proxies decide on any other matter.

     If you wish to vote on all matters as the Board of Directors recommends, please sign, date and return this card. If you wish to vote on items individually, please also mark the appropriate boxes on the back of this card.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY
IN THE ENCLOSED ENVELOPE

(continued on reverse side)

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Please mark your votes as indicated in this example	☒

You may specify your votes by marking the appropriate boxes on this side. You need not mark any boxes, however, if you wish to vote all items in accordance with the Board of Directors’ recommendation. If your votes are not specified, this proxy will be voted FOR Items 1, 2, 3 and 4 and AGAINST Items 5 and 6.

Your Board of Directors recommends a vote FOR Items 1, 2, 3 and 4 below.

1.	Election of three directors. Nominees are:	FOR ☐	WITHHOLD ☐
Messrs. Ford, Groeneveld and Johnston
	FOR, except withhold vote from following nominee(s): _________	____________________________

2.	Ratification of appointment of Ernst & Young LLP as independent auditors.	FOR ☐	AGAINST ☐	ABSTAIN ☐
3.	Approval of the proposed amendment to the certificate of incorporation to provide for the annual election of directors.	FOR ☐	AGAINST ☐	ABSTAIN ☐

4.	Approval of the proposed 2003 Stock Incentive Plan.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Your Board of Directors recommends a vote AGAINST Items 5 and 6 below.

5.	Stockholder proposal regarding the separation of the office of CEO and chairman.
FOR ☐ AGAINST ☐ ABSTAIN ☐

6.	[To be determined.]
FOR ☐ AGAINST ☐ ABSTAIN ☐

Signature(s) __________________________________________________________	Dated:__________________ , 2003

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